EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ZEPHYR PARENT, INC.,
ZEPHYR MERGER SUB, INC.
AND
ZAGG INC
Dated as of December 10, 2020

TABLE OF CONTENTS

Article 1. The Merger
Section 1.1 The Closing
Section 1.2 The Merger
Section 1.3 Effective Time
Section 1.4 Effect of the Merger
Section 1.5 Certificate of Incorporation; By-laws
Section 1.6 Directors and Officers
Article 2. Conversion of Securities; Exchange of Certificates and Book-Entry Shares
Section 2.1 Conversion of Securities
Section 2.2 Treatment of Company Restricted Stock Units
Section 2.3 Exchange of Certificates
Section 2.4 Dissenters’ Rights
Section 2.5 Stock Transfer Books
Section 2.6 Company ESPP
Article 3. Representations and Warranties of the Company
Section 3.1 Organization and Qualification; Subsidiaries
Section 3.2 Certificate of Incorporation and By-laws
Section 3.3 Capitalization
Section 3.4 Authority
Section 3.5 No Conflict; Required Filings and Consents
Section 3.6 Permits; Compliance With Law
Section 3.7 SEC Filings; Financial Statements
Section 3.8 Disclosure Documents
Section 3.9 No Undisclosed Liabilities
Section 3.10 Absence of Certain Changes or Events
Section 3.11 Employee Benefit Plans
Section 3.12 Labor and Other Employment Matters
Section 3.13 Customers and Vendors.
Section 3.14 Contracts; Debt Instruments
Section 3.15 Litigation
Section 3.16 Real Property; Title to Assets
Section 3.17 Intellectual Property and Business IT Systems
Section 3.18 Privacy and Data Security.
Section 3.19 Taxes
Section 3.20 Insurance
Section 3.21 Environmental Matters
Section 3.22 Opinion of Financial Advisors
Section 3.23 Vote Required
Section 3.24 Brokers
Section 3.25 Interested Party Transactions

Section 3.26 International Trade and Anti-Corruption
Section 3.27 Export Control/Import Compliance
Section 3.28 No Other Representations and Warranties
Article 4. Representations and Warranties of Parent and Merger Sub
Section 4.1 Organization and Qualification; Subsidiaries
Section 4.2 Authority
Section 4.3 No Conflict; Required Filings and Consents
Section 4.4 Litigation
Section 4.5 Disclosure Documents
Section 4.6 Ownership of Merger Sub; No Prior Activities
Section 4.7 Brokers
Section 4.8 Financing
Section 4.9 Solvency
Section 4.10 Interested Stockholder
Section 4.11 Sponsor Guaranty
Section 4.12 Stockholder and Management Arrangements
Section 4.13 No Other Representations and Warranties
Article 5. Covenants
Section 5.1 Conduct of Business by the Company Pending the Closing
Section 5.2 Proxy Statement; Company Stockholder Meeting
Section 5.3 Access to Information; Confidentiality
Section 5.4 Solicitation of Transactions
Section 5.5 Consummation of the Merger
Section 5.6 Certain Notices
Section 5.7 Public Announcements
Section 5.8 Employee Benefit Matters
Section 5.9 Indemnification of Directors and Officers
Section 5.10 Rule 16b-3
Section 5.11 Financing
Section 5.12 Financing Cooperation
Section 5.13 Obligations of Merger Sub
Section 5.14 Parent Vote
Section 5.15 No Control of the Other Party’s Business
Section 5.16 Anti-Takeover Laws
Section 5.17 No Recourse to Debt Financing Sources
Section 5.18 Applications for SBA Approval and Forgiveness of PPP Loan
Article 6. Closing Conditions
Section 6.1 Conditions to Obligations of Each Party Under This Agreement
Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub
Section 6.3 Additional Conditions to Obligations of the Company
Article 7. Termination, Amendment and Waiver
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Section 7.1 Termination
Section 7.2 Effect of Termination
Section 7.3 Limitation on Recourse
Article 8. General Provisions
Section 8.1 Non-Survival
Section 8.2 Notices
Section 8.3 Certain Definitions
Section 8.4 Terms Defined Elsewhere
Section 8.5 Definitional and Interpretative Provisions
Section 8.6 Headings
Section 8.7 Severability
Section 8.8 Amendment
Section 8.9 Waiver
Section 8.10 Assignment
Section 8.11 Entire Understanding; No Third-Party Beneficiaries
Section 8.12 Mutual Drafting
Section 8.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury
Section 8.14 Fees and Expenses
Section 8.15 Counterparts
Section 8.16 Specific Performance
Section 8.17 Company Disclosure Schedule
Section 8.18 No Limitation
Section 8.19 Performance Guarantee

SCHEDULES AND EXHIBITS

Company Disclosure Schedule

Exhibit A – Form of PPP Loan Forgiveness Rights Agreement

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2020 (this “Agreement”), by and among Zephyr Parent, Inc., a Delaware corporation (“Parent”), Zephyr Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ZAGG Inc, a Delaware corporation (the “Company”).
WHEREAS, the respective boards of directors (or similar governing bodies) of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the respective boards of directors (or similar governing bodies) of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and the Company, on the one hand, and Parent, as the sole stockholder of Merger Sub, on the other hand, have approved the execution of this Agreement, including the Merger, and the consummation of the transactions contemplated hereby;
WHEREAS, the board of directors of the Company (the “Company Board”) recommends that the Company’s stockholders approve and adopt this Agreement and authorize the transactions contemplated hereby;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Evercel, Inc. (the “Guarantor”) has duly executed and delivered to the Company a guaranty, dated as of the date of this Agreement, in favor of the Company (the “Sponsor Guaranty”); and
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have duly executed and delivered to Parent support agreements, dated as of the date hereof, pursuant to which such stockholders have agreed to vote the shares of Company Common Stock owned by them in favor of the Merger, subject to the terms and conditions set forth therein (the “Support Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
Article 1.
The Merger

Section 1.1    The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the electronic exchange of documents as soon as practicable on the date which is two (2) Business Days after the date on which all conditions set forth in Article 6 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other manner and date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 1.2    The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 1.3    Effective Time. As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
Section 1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5    Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended subject to the limitations set forth in Section 5.9(c).

Section 1.6    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The Company shall cause each member of the Company Board to tender his or her resignation in his or her capacity as such prior to the Effective Time, with each such resignation to be effective as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 2.
Conversion of Securities; Exchange of Certificates and Book-Entry Shares

Section 2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
a.Conversion Generally. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares), shall be converted, subject to Section 2.3(d), into the right to receive from the Surviving Corporation (i) the Closing Date Per Share Merger Consideration in cash, payable to the holder thereof in accordance with Section 2.3, and (ii) one PPP Loan Forgiveness Right, representing the right to receive any Per Share Additional Merger Consideration that may become payable to the holder thereof as provided in the PPP Loan Rights Agreement (collectively, the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or any non-certificated shares of Company Common Stock represented in book-entry form (the “Book-Entry Shares”) shall thereafter represent the right to receive the Merger Consideration therefor. Certificates or Book-Entry Shares previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 2.3, without interest and subject to any deduction for withholding Taxes required by applicable Law in accordance with Section 2.3(g).

b.Cancellation of Certain Company Common Stock. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Company Common Stock”) shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

c.Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

d.Change in Company Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration and RSU Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2    Treatment of Company Restricted Stock Units. At the Effective Time, each Company RSU Award that is outstanding immediately prior thereto, shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive from the Surviving Corporation as provided below: (i) the Closing Date Per Share Merger Consideration in cash, payable to the holder thereof in accordance with Section 2.3 multiplied by the aggregate number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time (the “Closing Date RSU Consideration”); and (ii) an aggregate number of PPP Loan Forgiveness Rights equal to the aggregate number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time (collectively, the “RSU Consideration”). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each holder of Company RSU Awards the Closing Date RSU Consideration (less any applicable withholding Taxes) on the Surviving Corporation’s first regularly scheduled payroll date occurring at least five (5) Business Days following the Effective Time. Any payment with respect to PPP Loan Forgiveness Rights issued with respect to any Company RSU Award will be made as provided in the PPP Loan Rights Agreement.

Section 2.3    Exchange of Certificates.

a.Exchange Agent.
i.On or prior to the Effective Time, Parent shall designate Empire Stock Transfer or another bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). On the Closing Date, (A) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the Closing Date Per Share Merger Consideration with respect to all of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Excluded Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) as provided in Section 2.1(a) (which, for the avoidance of doubt shall not include the Closing Date RSU Consideration to be paid as provided in Section 2.2) and (B) Parent will, or will cause to be deposited with the Surviving Corporation, cash in an amount sufficient to pay the aggregate Closing Date RSU Consideration to be paid in accordance with Section 2.2 (such cash, and any interest and earnings thereon in clauses (A) and (B), in the aggregate, being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 2.1(a) or Section 2.2, as applicable. The Exchange

Fund shall not be used for any other purpose other than to fund payments due pursuant to this Article 2.

ii.The Exchange Agent shall invest any cash remaining in the Exchange Fund as directed by Parent, provided, that (A) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, (B) following any such losses or events that result in the Exchange Fund becoming not immediately available or that result in the amount of funds in the Exchange Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock to the extent of such insufficiency and (C) such investments shall be in the following (or a combination thereof): (I) short-term direct obligations of the United States of America with maturities of no more than thirty days, (II) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (III) commercial paper obligations rated P-1 or A-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, (IV) money market funds of the highest rating issued by either Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, or (V) certificates of deposit or similar instruments issued by commercial banks with not less than $1 billion of capital. Any interest or other income resulting from the investment of such funds shall be added to the Exchange Fund and any amounts in excess of the amounts payable pursuant to Section 2.1(a) or Section 2.2 shall be returned to the Surviving Corporation.

iii.The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1(a) out of the Exchange Fund.

b.Exchange Procedures. As soon as reasonably practicable and in any event not later than the second (2nd) Business Day after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Shares (except to the extent representing Excluded Company Common Stock or Dissenting Shares) which, in each case, were converted into a right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.3(f)) or a Book-Entry Share for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share

(other than the Excluded Company Common Stock and Dissenting Shares) shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share (subject to deduction for withholding Taxes required by applicable Law in accordance with Section 2.3(g)), and the Certificate or Book-Entry Share so surrendered shall forthwith be immediately canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

c.Further Rights in Company Common Stock. The Merger Consideration paid or issued upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.3(f)) or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

d.No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of shares of Company Common Stock for any amounts (whether in respect of such Company Common Stock or otherwise) delivered from the Exchange Fund or otherwise to a public official pursuant to any abandoned property, escheat or similar Law.

e.Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of shares of Company Common Stock (other than shares of Excluded Company Common Stock or Dissenting Shares) on the date that is one hundred eighty (180) days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore surrendered their Certificates or Book-Entry Shares representing such shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.3 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration (without interest) to which such holders may be entitled pursuant to the provisions of Section 2.1(a) (subject to abandoned property, escheat or other similar Laws and any deduction for withholding Taxes required by applicable Law in accordance with Section 2.3(g)).

f.Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable thereon pursuant to Section 2.1(a) without any interest thereon (subject to any deduction for withholding Taxes required by applicable Law in accordance with Section 2.3(g)).

g.Withholding. Parent, the Company, the Surviving Corporation (and any of their respective Subsidiaries) and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company RSU Awards, or other Person, such amounts as Parent, the Company, the Surviving Corporation (and any of their respective Subsidiaries) or the Exchange Agent, as applicable, are required to deduct and withhold under any applicable provision of Tax Law with respect to the making of such payment. If any deduction or withholding may be avoided or reduced by such Person providing information or documentation to the applicable payor, the parties shall cooperate to use commercially reasonable efforts to legally avoid or reduce such deduction or withholding. To the extent that amounts are so withheld by Parent, the Company, the Surviving Corporation (and any of their respective Subsidiaries) or the Exchange Agent and remitted to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, the Company, the Surviving Corporation (and any of their respective Subsidiaries) or the Exchange Agent, as applicable.

Section 2.4    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who properly demands appraisal of such shares of Company Common Stock pursuant to Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due to the holders of Dissenting Shares pursuant to the DGCL, unless and until such holders shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal and payment under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal and/or payment, each such share of Company Common Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a) without any interest thereon (subject to any deduction for withholding Taxes required by applicable Law in accordance with Section 2.3(g)). The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals (or attempted withdrawals) of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.5    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, Parent or the Surviving Corporation for transfer (other than shares of Excluded Company Common Stock or Dissenting Shares) shall be canceled and exchanged for the right to receive the Merger Consideration applicable thereto, including a cash amount in immediately available funds equal to the Closing Date Per Share Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 2.1(a).

Section 2.6    Company ESPP. The Company shall take all actions as may be necessary to terminate the Company ESPP after the completion of the offering period that ends on December 31, 2020.
Article 3.
Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:
Section 3.1    Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries as of the date of this Agreement. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other Person.
Section 3.2    Certificate of Incorporation and By-laws. The copies of the Company’s Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2019 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date of this Agreement. The Company has, to the extent not included in the Company SEC Filings, made available to Parent complete and correct copies of the equivalent organizational documents of each Company Subsidiary, each as amended and in effect as of the date hereof. The Company Certificate, Company By-laws, and the equivalent organizational documents of each Company Subsidiary are in full force and effect, and none of the Company or any Company Subsidiary is in violation of any of the provisions of the Company Certificate, the Company By-laws, or their respective organizational documents, as applicable.
Section 3.3    Capitalization.
a.The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of December 10, 2020, (i) 36,925,435 shares of Company Common Stock were issued and outstanding (all of which were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights), (ii) 7,076,929 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries and (iii) there were outstanding Company RSU Awards with respect to 1,527,763 shares of Company Common Stock (assuming, with respect to any Company RSU Award that is subject to vesting based on the achievement of performance goals, the achievement of “target” performance goals). Except for Company RSU Awards and the arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since December 10, 2020, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. Except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock or other Equity Interests of the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of any Liens (other than transfer restrictions arising under securities Laws or the organizational documents of such Company Subsidiary). There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any Indebtedness or other obligations of any wholly-owned Company Subsidiary. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list, as of December 10, 2020, of, with respect to each Company RSU Award, (A) the name of the holder of each such Company RSU Award, (B) the number of shares of Company Common Stock underlying each such Company RSU Award (assuming, with respect to any Company RSU Award that is subject to vesting based on the achievement of performance goals, the achievement of “target” performance goals) and (C) the date on which each Company RSU Award was granted. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities or other Equity Interests having the right to vote) with the stockholders of the Company on any matter.

b.Each Company RSU Award was granted in material compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued.

c.Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or otherwise to the Knowledge of the Company with respect to the voting of any capital stock or other Equity Interests of the Company or any Company Subsidiary.

d.Each Company Subsidiary is as of the date hereof and, as of immediately prior to the Closing will be, in compliance with all statutory minimum capitalization requirements under all applicable Laws, and, as of immediately prior to the Closing, there will be no requirement under any applicable Law for any Person to make contributions of capital to, or to provide letters of support or comfort in respect of the obligations of, any Company Subsidiary in order to comply with all such statutory minimum capitalization requirements.

Section 3.4    Authority.

a.The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby other than the Required Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. The Company Board has unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and each Ancillary Agreement in accordance with the requirements of the DGCL, (iii) declared advisable the transactions contemplated hereby and thereby, (iv) directed that this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders, and (v) recommended that the Company’s stockholders approve and adopt this Agreement and authorize the transactions contemplated herein (such recommendation, the “Company Board Recommendation”). This Agreement and each Ancillary Agreement have been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

b.The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.
Section 3.5    No Conflict; Required Filings and Consents.

a.The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not (with or without notice or lapse of time or both), (i) assuming the Required Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or acceleration of any obligations under a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract, (iv) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or acceleration of any obligations under a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, license, Company Permit or other instrument or obligation or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or by which any of its assets are bound, except, with respect to the preceding clauses (ii), (iv) and (v), for any such conflicts, violations, breaches, defaults or other occurrences which have not had or would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

b.The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not (with or without notice or lapse of time or both), require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable Blue Sky Law, the rules and regulations of the Exchange, HSR Act, foreign or supranational antitrust and competition laws and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, has not had or would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a Company Material Adverse Effect.

Section 3.6    Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all Governmental Authorizations necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not had or would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (c) have a Company Material Adverse Effect. In the past three (3) years, none of the Company or any Company Subsidiary is or has been in breach, default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, in each case, except for any such conflicts, defaults or violations that have not had or would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) have a Company Material Adverse Effect. In the past three (3) years, no Action by any Governmental Entity with respect to the Company or any Company Subsidiary is or has been pending or, to the Knowledge of the Company, is or was threatened, nor has any Governmental Entity or other Person commenced, or given written notice to the Company or any Company Subsidiary that it intends to commence, an Action to revoke or suspend any Company Permit, or given written notice that it intends not to renew any Company Permit and, to the Knowledge of the Company, no such intention or Action is threatened, except for any such Actions or non-renewals that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2017, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding any material and questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since December 31, 2017 through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

Section 3.7    SEC Filings; Financial Statements.

a.In the past three (3) years, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

b.Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

c.The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since December 31, 2017 has disclosed to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2017.

d.Since December 31, 2017, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Exchange. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

Section 3.8    Disclosure Documents.

a.The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

b.The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (ii) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to (1) statements therein based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or (2) any financial projections or forward-looking statements.

Section 3.9    No Undisclosed Liabilities. Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019, included in the Company Form 10-K for the year ended December 31, 2019, including the notes thereto, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that (i) would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of the Company Subsidiaries, and (ii) would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, and that, individually or in the aggregate, are not and would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) otherwise be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.10    Absence of Certain Changes or Events. Since December 31, 2019, except as specifically contemplated by, or as disclosed in, this Agreement or in Section 3.10 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect or (b) any action taken by the Company or any Company Subsidiary during the period from January 1, 2020 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.11    Employee Benefit Plans.
a.Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, or life insurance plans, in each case, maintained, sponsored or contributed to by the Company or any Company Subsidiary, or required to be maintained, sponsored or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employees, directors, officers or consultants of the Company or any Company Subsidiaries and/or their dependents or to which the Company or any Company Subsidiary has any material liability on or after the Effective Time (collectively, the “Employee Plans”). The Company has separately identified on Section 3.11(a) of the Company Disclosure Schedule each Employee Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Benefit Plan”). To the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all Employee Plans and each material document prepared in connection with each such Employee Plan, including any material amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Employee Plan (if required by applicable Law); (C) the most recent summary plan description for each Employee Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Employee Plan; (E) the most recently prepared actuarial report, if any, and financial statement in connection with each such Employee Plan; (F) each trust or other funding agreement relating to any Employee Plan (as applicable); and (G) if such Employee Plan is a Non-U.S. Benefit Plan, documents that are substantially comparable (taking into account differences in applicable Laws and practices) to the documents required to be provided in clauses (A) – (F) above.
b.Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) (A) each Employee Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to cause the loss of qualification of any such Employee Plan and (B) all outstanding participant loans under such Employee Plans are in good standing, (ii) each Employee Plan has been maintained and administered in material compliance, with ERISA, the Code and other applicable Laws, and (iii) in the last three (3) years, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or involving any Employee Plan. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Non-U.S. Benefit Plan that is intended to qualify for favorable Tax benefits under the Laws of any jurisdiction is so qualified and/or properly registered, as applicable, has been maintained in good standing with all applicable regulatory authorities, and, to the Knowledge of the Company, no condition exists or event has occurred that could reasonably be expected to result in the revocation or loss of such status.

c.No Employee Plan is, and none of the Company or any of its ERISA Affiliates sponsors, maintains or contributes to, or has, within the past six (6) years, established, sponsored, maintained or contributed to, or in any way has any current or potential liability, directly or indirectly, with respect to any plan that is, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”) or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto).

d.No Employee Plan provides, or reflects or represents any liability to provide, for post-retirement welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable agreement, plan or policy requiring the Company or any Company Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

e.Except as set forth in Section 3.11(e) of the Company Disclosure Schedule or required by the terms of this Agreement, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any Company Subsidiary to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Employee Plan; or (v) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G and Section 4999 of the Code. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a material economic cost to the Company or any Company Subsidiary, all amounts paid or payable to current or former employees, directors, officers or consultants of the Company or any Company Subsidiary and/or their dependents in accordance with the terms of an Employee Plan that is the subject of Section 409A of the Code have been or will be, as applicable, compliant with Section 409A of the Code.

Section 3.12    Labor and Other Employment Matters.

a.In the past three (3) years, (i) neither the Company nor any Company Subsidiary is or has been the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any Company Subsidiary has engaged in any unfair labor practice under any Law and (ii) there is and has been no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any Company Subsidiaries. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, labor agreement or similar agreement with any labor union, works council, or similar employee representative bodies, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any Company Subsidiary.

b.Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is, and during the past three (3) years have been, in material compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work, the payment of wages or overtime wages, labor relations, fair employment practices, consultation and/or information, worker classification, disability rights, leaves of absence, affirmative action, plant closing and mass layoff issues, unemployment insurance, immigration and workers’ compensation. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary have paid in full all wages, salaries, commissions, other compensation and benefits, and all levies, assessments, contributions and payments to Third Parties, that are due to or on behalf of their current and former employees.

c.To the Knowledge of the Company, each employee of the Company or any Company Subsidiary who is working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Company has in its files a Form I-9 that, to the Knowledge of the Company, was completed in accordance with Law for each such employee for whom such form is required under Law.

Section 3.13    Customers and Vendors.

a.Section 3.13(a) of the Company Disclosure Schedule lists (i) the twenty (20) largest customers (the “Material Customers”) of the Company and the Company Subsidiaries, taken as a whole (measured by revenue), and (ii) the twenty (20) largest suppliers or service providers (the “Material Vendors”) of the Company and the Company Subsidiaries, taken as a whole (measured by annual spend), during the twelve (12) month period ended December 31, 2019 and the eleven month period ended November 30, 2020 (together with the annual revenue to, or annual spend by, as applicable, the Company and the Company Subsidiaries, taken as a whole).

b.Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, in the twelve (12) months prior to the date of this Agreement, no Material Customer or Material Vendor has terminated its relationship with or materially changed the terms of its agreement or other relationship with the Company or any Company Subsidiary, none of the Company or any Company Subsidiary has received any written notice that any such Material Customer or Material Vendor plans to do so, and to the Knowledge of the Company, no such Material Customer or Material Vendor plans to do so; provided, however, that the fact that any particular agreement, contract or commitment with any

Material Customer or Material Vendor is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.

Section 3.14    Contracts; Debt Instruments.

a.As of the date hereof, except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in or Section 3.11(a) or Section 3.14 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any Contract that falls into any of the following categories:
i.any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

ii.any joint venture, partnership or similar arrangement, including arrangements for the sharing of revenue, profits, losses, costs or liabilities from operations relating to such arrangements;

iii.any Contract that provides for the sale, assignment, acquisition or disposition (by merger, purchase or sale of stock or assets or otherwise) of material assets or properties requiring the payment of an annual amount by or to the Company or the Company Subsidiaries in excess of $2,000,000;

iv.any Contract with any Material Customer or Material Vendor;

v.any Contracts as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use, or authorizes any third party to use, any Company Intellectual Property (other than Incidental Licenses);

vi.other than as otherwise disclosed pursuant to this Section 3.14, any Contract that involved payments in excess of $2,000,000 in fiscal years 2019 or 2020 (A) by the Company or any Company Subsidiary or (B) to the Company or any Company Subsidiary;

vii.any Contract relating to Indebtedness for borrowed money or any financial guaranty having an outstanding principal amount in excess of $2,000,000;

viii.any Contract that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company’s current or future Affiliates, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company’s current or future Affiliates (including Contracts containing “most favored nation” provisions) or any geographic area in which the Company, any Company Subsidiary or any of the Company’s current or future Affiliates may conduct business;

ix.any Contract relating to the employment or retention of consulting services of any Person (including employment agreements, consulting agreements, severance arrangements, retention arrangements, change of control arrangements, transaction bonus arrangements) and providing annual base salary or compensation in excess of $100,000 (other than any “at-will” contract that may be terminated without payment of any severance);

x.other than as disclosed pursuant to clause (ix) above or Section 3.25 of the Company Disclosure Schedule, any Contract with any current or former stockholders, officers, directors, employees or consultants of the Company or any Company Subsidiary;

xi.any Contract for future capital expenditures by the Company or any Company Subsidiary (excluding any Contracts with Material Vendors and purchase orders placed for tooling in the ordinary course of business) in excess of $1,500,000;

xii.any Contract with any Governmental Entity;

xiii.any Contract that contains any material indemnification rights or obligations other than those incurred in the ordinary course of business (pursuant to customer or vendor contracts or otherwise) consistent with past practices; or

xiv.any Contract for the lease, sublease or other use of personal property or real property involving aggregate payments by or to the Company or any Company Subsidiary or any of their respective Affiliates in excess of $2,000,000 in any calendar year.

Each Contract of the type described in this Section 3.14(a), whether or not set forth in Section 3.14 of the Company Disclosure Schedule, other than an Employee Plan, is referred to herein as a “Company Material Contract.”
b.Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect (except to the extent that such Company Material Contract’s enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles), and each of the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract. None of the Company or any Company Subsidiary is (with or without notice or the lapse of time or both) in material breach or default under any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and none of the Company or any Company Subsidiary has received written notice of any violation or default under any Company Material Contract or any other

Contract to which it is a party or by which it or any of its properties or assets is bound, except, in each case, for violations or defaults that have not, or would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (iii) have a Company Material Adverse Effect.

Section 3.15    Litigation. Except as and to the extent set forth in the Company SEC Filings filed prior to the date of this Agreement or Section 3.15 of the Company Disclosure Schedule, in the past three (3) years, (a) there is and has been no Action pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary is or has been subject to any outstanding Governmental Order.
Section 3.16    Real Property; Title to Assets.
a.Section 3.16(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all real property owned in fee by the Company or a Company Subsidiary (each such real property so listed, an “Owned Real Property”), and the record owner of each such Owned Real Property (the “Owner”). The Owner for each Owned Real Property has insurable title to such Owned Real Property, in each case, free and clear of any Liens, other than Permitted Liens.
b.Section 3.16(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Leased Real Property and a description of the Contract under which each such Leased Real Property is leased (collectively, the “Real Property Leases”). The Company has made available to Parent a correct copy of each Real Property Lease. Each of the Company and each Company Subsidiary (each, in such capacity, a “Tenant”) has a valid leasehold interest under each Real Property Lease to which it is a party. Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the applicable Tenant and, to the Knowledge of the Company, of the other parties thereto, enforceable against such Tenant and such other parties in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, or except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no default, event or circumstance has occurred that, with or without notice or lapse of time, or both, would constitute a material default or breach by any Tenant or, to the Company’s Knowledge, by any other party under any such Real Property Lease.

c.Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any Company Subsidiary, free and clear of all Liens other than Permitted Liens.

Section 3.17    Intellectual Property and Business IT Systems.
a.The Company or a Company Subsidiary owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property that is owned by or registered in the name of the Company or a Company Subsidiary or is used in the operation of the businesses of the Company and each Company Subsidiary in the same manner as such businesses are conducted on the date hereof (the “Company Intellectual Property”), and all such Company Intellectual Property that is owned by the Company or a Company Subsidiary is hereinafter referred to as “Owned Intellectual Property”. All Registered Intellectual Property of the Company or any Company Subsidiary, as well as the jurisdictions in which such Registered Intellectual Property has been registered or in which an application for such registration has been filed, as applicable, including the respective registration or application numbers and the names of all registered owners, has been set forth in Section 3.17(a)(i) of the Company Disclosure Schedule. Section 3.17(a)(ii) of the Company Disclosure Schedule sets forth a list of all (i) material patents issued to the Company or a Company Subsidiary that have expired during 2019 or 2020, (ii) social media identifiers owned or used by the Company or a Company Subsidiary, and (iii) proprietary software owned by the Company or a Company Subsidiary.
b.Except as set forth in Section 3.17(b) of the Company Disclosure Schedule and except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) no use of the Owned Intellectual Property by or on behalf of the Company or any Company Subsidiary infringes, violates or misappropriates the Intellectual Property rights of any third party, (B) during the three (3) year period prior to the date hereof, no written claim of invalidity or conflicting ownership rights with respect to any Owned Intellectual Property has been made by a Third Party and no such Owned Intellectual Property is the subject of any pending Action; and (C) during the three (3) year period prior to the date hereof, no Person has given written notice to the Company or any Company Subsidiary that the Company or any Company Subsidiary or its or their respective use of any Owned Intellectual Property is infringing upon any other Person’s rights or interests in Intellectual Property;

c.In the past three (3) years, none of the Company or any Company Subsidiary has given written notice to any Person that such Person is infringing upon the Company or a Company Subsidiary’s rights in their Owned Intellectual Property. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, and except as has not had or would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any Company Subsidiary, to the Company’s Knowledge, there have been no (i) material failures, errors, or outages with respect to any Business IT System, or (ii) material breaches of the security of the computer networks of the

Company or any Company Subsidiary that have resulted in unauthorized access, loss, destruction or transfer of any confidential or personally identifiable information in the possession or control of the Company or any Company Subsidiary.

d.In the past three (3) years, each of the Company and each Company Subsidiary has complied with all of the requirements of all applicable Governmental Entities to maintain the Registered Intellectual Property that is material to the business of the Company or any Company Subsidiary in full force and effect, including paying all required fees when due to such offices or agencies. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary needs to take any of the following actions within one hundred twenty (120) days of the date of this Agreement with respect to any of the Registered Intellectual Property: (i) pay any registration, maintenance or renewal fees with the United States Patent and Trademark Office or foreign counterparts, as the case may be, or (ii) file any responses to the United States Patent and Trademark Office or foreign counterparts, as the case may be, for the purpose of obtaining, maintaining, perfecting or preserving or renewing the Registered Intellectual Property. All Registered Intellectual Property is subsisting and enforceable and has not been abandoned or passed into the public domain, except for any item of Registered Intellectual Property that has expired at the end of its statutory term or that has been allowed to be abandoned or to pass in the public domain based on the reasonable business judgment of the Company or any Company Subsidiary. The Company and the Company Subsidiaries have taken reasonable steps to preserve, police and protect the integrity of their respective trademark rights included in their Owned Intellectual Property that is material to the business of the Company or any Company Subsidiary. With respect to the Company Intellectual Property that is not owned by the Company or a Company Subsidiary, to the Knowledge of the Company, either the Company or a Company Subsidiary possesses valid and enforceable rights to use such Company Intellectual Property as currently used in the conduct of the business of the Company or any Company Subsidiary.

e.In the past three (3) years, no employees, agents, consultants and independent contractors of the Company or any Company Subsidiary have (i) asserted any claim in writing against the Company or any Company Subsidiary in connection with such Person’s involvement in the conception and development of any Owned Intellectual Property or (ii) to the Knowledge of the Company, been named as an inventor on any patent owned by, or pending patent application by, the Company or any Company Subsidiary for any device, process, design or invention of any kind now used by the Company or any Company Subsidiary in the conduct of the business of the Company or any Company Subsidiary, except for inventions that have been assigned to the Company or any Company Subsidiary.

f.In the past three (3) years, the Company and the Company Subsidiaries have taken commercially reasonable steps to maintain, enforce and protect the Owned Intellectual Property that is material to the businesses of the Company and the Company Subsidiaries, including protecting the confidentiality of all such non-public Owned Intellectual

Property. In the past three (3) years, the Company and each Company Subsidiary have obtained from all parties (including employees and current or former consultants, independent contractors and subcontractors) who have created any portion of, or otherwise who are or were involved in the creation or development of, any Owned Intellectual Property that is material to the business of the Company or any Company Subsidiary, valid and enforceable written agreements pursuant to which each such party assigned to the Company or the Company Subsidiary, as applicable, all rights in and to such Owned Intellectual Property. To the Knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary is bound by or otherwise subject to any obligations to a third-party restricting such employee, independent contractor or agent from performing his or her duties for the Company or any Company Subsidiary or in breach of any contract with any former employer or other entity concerning any Owned Intellectual Property.

g.To the Knowledge of the Company, no Governmental Entity, university or educational institution has funded research and development activities of the Company or any Company Subsidiary under an agreement or arrangement that would provide such Governmental Entity, university or educational institution with any claim of ownership to any Owned Intellectual Property.

h.All maintenance fees, support fees, license fees and other amounts required to be paid by the Company and the Company Subsidiaries to maintain the Business IT Systems have been timely paid when due.

Section 3.18    Privacy and Data Security.

a.In connection with the Company’s and any Company Subsidiary’s collection, use, disclosure, storage and other processing of Personal Data, the Company and any Company Subsidiary have (i) in all material respects and at all times during the past three (3) years complied with all applicable Data Protection Legislation in all relevant jurisdictions and with all contractual obligations to which the Company or any Company Subsidiary are bound, as applicable, and (ii) implemented privacy and security policies, practices and procedures for the collection, processing, use, transfer, disclosure, access and protection of Personal Data that comply with all applicable Data Protection Legislation in all material respects.

b.With respect to all Personal Data and other data collected, stored, used or maintained by or for the Company or any Company Subsidiary, each of the Company and each Company Subsidiary has used commercially reasonable efforts to protect the Personal Data and other data against loss and against unauthorized access, use, modification, disclosure or other misuse, and, to the Knowledge of the Company, there has been no material unauthorized access to, or unauthorized manipulation, erasure, processing, use or disclosure of, any data (including Personal Data) owned, used, stored, received, or controlled by the Company, any Company Subsidiary (or, to the Knowledge of the Company, any service provider in the course of providing services for or on behalf of the business of the Company or any Company Subsidiary). A copy of the most recent internally or externally prepared reports or audits that describe or evaluate the information security procedures of the Company and the Company Subsidiaries have been made available to Parent. The Company and the Company Subsidiaries implement and maintain, consistent with industry standard practices, commercially reasonable disaster recovery plans and procedures designed to protect the integrity and availability of all data and all Business IT Systems. To the Knowledge of the Company, no circumstance has arisen in the last three (3) years in which Data Protection Legislation would require the Company or any Company Subsidiary to notify a person or Governmental Entity of a data security breach or similar security incident. None of the Company or any Company Subsidiary has been or is currently under audit or investigation by any Governmental Entity, including regarding protection, storage, collection, use, disclosure, processing and transfer of Personal Data.

c.In the past three (3) years, except as set forth in Section 3.18(c) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has received any written notice from any Person of any lawsuits, investigations, legal claims or material complaints regarding its collection, storage, transfer, maintenance and use of any Personal Data or for a breach of applicable Data Protection Legislation.

d.To the Knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed, made accessible or transferred any Personal Data, even for transit purposes, to any third party outside the country where the Company or any Company Subsidiary is established or where its Personal Data is collected from, if such disclosure, accessibility or transfer is prohibited by applicable Data Protection Legislation. If such disclosure, accessibility, or transfer is not prohibited, the Company and the Company Subsidiaries have implemented reasonable measures and guarantees designed to ensure the disclosure, accessibility, or transfer in compliance with applicable Data Protection Legislation.

Section 3.19    Taxes.
a.The Company and each Company Subsidiary has timely filed all Tax Returns with the appropriate Tax Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and the Company and each Company Subsidiary has paid all Taxes required to be paid (whether or not shown as due) with respect to such Tax Returns or provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid.
b.Section 3.19(b) of the Company Disclosure Schedule sets forth a list of all audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary (and any written notices of any such proposed audits or proceedings). No requests for waivers of time to assess any material Taxes are pending and none of the Company or any Company

Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year.

c.There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except for (i) Liens for current Taxes not yet due and payable and (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Company’s consolidated financial statements contained or incorporated by reference in the Company SEC Filings.

d.The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

e.None of the Company or any Company Subsidiary is responsible for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or otherwise. None of the Company or any Company Subsidiary has ever been a member of any affiliated, consolidated, combined or unitary group filing a consolidated income Tax Return for U.S. federal income tax purposes or any similar group for state, local or foreign income tax purposes other than a group the parent of which is the Company or any Company Subsidiary.

f.Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement (other than customary commercial agreements whose primary purpose does not relate to Taxes).

g.None of the Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution otherwise constituting a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

h.Section 3.19(h) of the Company Disclosure Schedule describes all any “deferred gains” of the Company or any Company Subsidiary with respect to “intercompany transactions” within the meaning of Treasury Regulations § 1.1502-13.

i.Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

j.There is no Contract, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that provides or could provide for the payment of any amount that would not be deductible under Section 162(a)(1) or 404 of the Code.

k.None of the Company or any Company Subsidiary will be required to include in taxable income for any Tax period (or portion thereof) beginning after the Closing Date any (i) adjustment as a result of any change prior to the Closing in a method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code executed prior to the Closing; (iii) installment sale or open transaction disposition made or entered into prior to the Closing Date; (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business; (v) election under Section 108(i) of the Code; (vi) inclusion pursuant to Section 951 or Section 951A of the Code with respect to income earned or accrued in a Pre-Closing Tax Period; or (vii) deferral of a payment obligation or advance of a credit with respect to Taxes, including, but not limited to, the delay of payment of employment taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation in effect as of the Closing Date, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance (including IRS Notice 2020-65, 2020-38 IRB) issued thereunder or relating thereto (the “CARES Act”), the advance refunding of credits under Section 3606 of the CARES Act and any delay in the payment of estimated Taxes. None of the Company or any Company Subsidiary has any liability under Section 965 of the Code. None of the Company or any Company Subsidiary has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic.

l.None of the Company or any Company Subsidiary is or has been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations promulgated thereunder. Each of the Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Company Subsidiary has engaged in a transaction that the Internal Revenue Service has identified by regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

m.In the past seven (7) years, none of the Company or any Company Subsidiary has received any written notice from any Tax Authority that it has a permanent establishment in any jurisdiction in which it has not filed Tax Returns. Neither the Company nor any Company Subsidiary constitutes a permanent establishment of any other Person for any tax purpose.

n.No claim has been made in writing by any Tax Authority in any jurisdiction in which Company or any Company Subsidiary does not file Tax Returns that it may be subject to taxation by that jurisdiction.

o.All Company Subsidiaries organized outside the U.S. are, and will be through the Closing, “controlled foreign corporations” for U.S. federal income Tax purposes.

p.No Company Subsidiary is or has been a passive foreign investment company within the meaning of Section 1297(a) of the Code.

q.None of the Company or any Company Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

r.There are no outstanding powers of attorney granted by the Company or any Company Subsidiary with respect to Taxes that will remain outstanding after Closing.

s.All related party transactions involving the Company and/or any Company Subsidiary have been, in all material respects, on an arms’-length basis in accordance with Section 482 of the Code and any state or foreign law equivalent, and are supported by contemporaneous transfer pricing documentation.

t.None of the Company or any Company Subsidiary has a current plan or intention to enter into a transaction or series of transaction outside the ordinary course of business consistent with past practice (which shall include for purposes hereof any transfer (or deemed transfer for Tax purposes) of intellectual/intangible property by or to an entity that is or was not considered a tax resident in its jurisdiction of organization) that is reasonably expected to be taxable or result in an increase to the expected effective tax rate of the Company or any Company Subsidiary (or relevant combination thereof).

u.None of the Company or any Company Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for U.S. federal income tax purposes.

v.No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute, or the availability of any Tax positions in periods after the Closing.

Section 3.20    Insurance. Section 3.20 of the Company Disclosure Schedule lists the material policies of liability, property, casualty and other forms of insurance (including “self-insurance” programs) owned or held by the Company and each Company Subsidiary, copies of which have previously been made available to Parent. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such policies are, as of the date of this Agreement, in full force and effect, none of the

Company or any Company Subsidiary is in material default with respect to any such policy, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. There are no material claims by the Company or any Company Subsidiary pending under any of such policies, or any claims as to which coverage has been denied by the underwriters of such policies. None of the Company or any Company Subsidiary has received written notice of termination or material reduction of coverage with respect to any of such policies.

Section 3.21    Environmental Matters.

a.Except as set forth on Section 3.21 of the Company Disclosure Schedule, as of the date of this Agreement, the Company and the Company Subsidiaries are in material compliance with all Environmental Laws, except for any such instances of non-compliance that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.21 of the Company Disclosure Schedule, the Company and the Company Subsidiaries hold, and are in material compliance with, all material permits required under applicable Environmental Laws to permit the Company and the Company Subsidiaries to operate their respective assets in a manner in which they are now operated and maintained and to conduct the business of the Company and the Company Subsidiaries as currently conducted, except where the absence of any such permit has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.21 of the Company Disclosure Schedule, as of the date of this Agreement, there are no written claims or notices of any material violation pending or, to the Knowledge of the Company, issued to or threatened, against the Company or any of the Company Subsidiaries alleging material violations of or material liability under any Environmental Law (collectively, “Environmental Claims”).

b.None of the Company or any Company Subsidiary has (i) entered into or agreed to any Governmental Order requiring compliance by the Company or Company Subsidiary with any Environmental Law or the investigation or cleanup of Hazardous Materials, (ii) assumed any liability for cleanup, compliance or required capital expenditures in connection with any Environmental Claim with respect to the Company or any Company Subsidiary, or (iii) received any written notice from a Governmental Entity or other Person with respect to any Environmental Claim or the presence of Hazardous Materials in, on, under, about, migrating onto or emanating from any real property ever owned, leased or otherwise used by the Company or any Company Subsidiary.

Section 3.22    Opinion of Financial Advisors. BofA Securities, Inc. (the “Company Financial Advisor”) has delivered to the Company Board its oral opinion, to be confirmed by delivery of a written opinion dated as of the date hereof, to the effect that, as of that date and based on and subject to various assumptions and limitations set forth in its written opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders, and such opinion has not been withdrawn, revoked or modified.

Section 3.23    Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock (the “Required Company Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement and any transactions contemplated hereby, including the Merger.
Section 3.24    Brokers. No broker, finder, financial advisor, banker or other intermediary (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.25    Interested Party Transactions. No officer, director, employee or Affiliate of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary) or, to the Knowledge of the Company, any entity in which any such Person or individual owns any material beneficial interest, (a) is a party to any Contract with the Company or any Company Subsidiary (other than Contracts related to their employment with, service as a director or ownership interests in, the Company), (b) has any material direct or indirect legal interest in any asset or property used by the Company or any Company Subsidiary, (c) has sold, transferred or leased any material property or services to the Company or any Company Subsidiary, (d) has purchased, acquired or leased any material property or services from the Company or any Company Subsidiary, (e) has any outstanding loans or advances of money to, or guarantees of any obligations of, the Company or any Company Subsidiary, or (f) has any outstanding loans from the Company or any Company Subsidiary.
Section 3.26    International Trade and Anti-Corruption.
a.None of the Company or any Company Subsidiary nor any of their managers, directors, officers, employees or other agents acting on behalf of the Company or any Company Subsidiary, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

i.directly or indirectly (through third parties) (A) has given, paid, provided, made, offered or promised to make, or authorized the making of, any unlawful gift, payment or provision of money, political or charitable contribution, financial advantage, or anything else of value, to any Person, including, but not limited to, any Government Official, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business, or any other improper advantage, (B) has otherwise incurred, given, offered or promised to give, or authorized the giving of, any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel, or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Person, including, but not limited to, any Government Official, (C) has solicited, requested or received any Restricted Benefit, unlawful payment, gift, political or charitable contribution or other thing of value or advantage from any Person, (D) has violated, has caused other parties to be in violation of, or is currently violating, any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§ 78dd-1, et seq.), the U.S. Domestic Bribery Statute (18 U.S.C. § 201), the U.S. Travel Act (18 U.S.C. § 1952), the USA PATRIOT Act, the Bribery Act 2010 (c.23), the UK Proceeds of Crime Act 2002, or any other applicable statute, law, ordinance, decree, order, rule or regulation that prohibits corruption, bribery, kickbacks, money laundering, terrorist financing, fraud, or embezzlement in each case as amended, and any rules, regulations and guidance promulgated thereunder (collectively “Anti-Bribery/AML Laws”), or (E) has been, is or is reasonably expected to be the subject of or a party to any allegation, claim, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other claim related to any Anti-Bribery/AML Laws;

ii.is a Government Official or has immediate family members who are Government Officials;

iii.has established or maintained any slush fund or other unlawful or unrecorded fund or account, or inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in the books and records of the Company or any Company Subsidiary; and

iv.has (A) concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets, or (B) used any funds to finance terrorist, drug-related, or other illegal activities.

b.There have been no false, fictitious or fraudulent entries made in the books or records of the Company or any Company Subsidiary in a manner that would violate any provision of the Anti-Bribery/AML Laws. Each of the Company and each Company Subsidiary has maintained and followed a system of internal accounting controls to provide reasonable assurances that its transactions are properly authorized by management, executed, and recorded.

c.None of the Company or any Company Subsidiary has provided, sold to, transferred, or otherwise traded, without any required and applicable governmental approvals, any products or services, directly or indirectly through third parties, to or with any organization, entity, or individual appearing on the list of financial institutions of primary money laundering concern as set out in Section 311 USA Patriot Act 2001 (available at http://www.fincen.gov/statutes_regs/patriot/section311.html).

Section 3.27    Export Control/Import Compliance.

a.Each of the Company and each Company Subsidiary and its managers, directors, officers, employees, distributors, resellers, consultants, agents, and other Third Parties acting on behalf of the Company or any Company Subsidiary (collectively, “Company Persons”) are and, during the past five (5) years, have been in material compliance with all applicable Export Control/Import Laws.

b.Each of the Company and each Company Subsidiary has obtained all material registrations, approvals, and licenses necessary for exporting, importing, and providing its products and services in accordance with all applicable Export Control/Import Laws, and to the Knowledge of the Company, there are no material claims of non-compliance with such registrations, approvals and licenses. Each of the Company and each Company Subsidiary has provided to Parent copies of all such registrations, approvals, and licenses.

c.Each of the Company and each Company Subsidiary acknowledges that, to the extent required by Export Control/Import Laws, each of the Company and each Company Subsidiary has treated in all material respects its controlled technology and technical data as exported as soon as it has been released or transferred to a foreign national (when such foreign national is not a United States citizen), even if such Person is or was based in the United States. Each of the Company and each Company Subsidiary has, to the extent required by any Export Control/Import Laws, procured all material required export licenses and approvals prior to releasing, sharing, or otherwise exporting any technology or technical data to any foreign nationals, wherever located.

d.None of the Company or any Company Subsidiary has participated directly or indirectly in any boycotts or other similar practices in material violation of, or triggering material penalties under, the regulations of the United States Department of Commerce or Section 999 of the Code.

e.None of the Company or any Company Subsidiary has licensed, provided, sold to, or otherwise transferred products, Intellectual Property, technology, or services, directly or indirectly, without any required approval or authorization from the U.S. Government, to (i) Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine or any other country against which the United States maintains comprehensive trade sanctions and/or economic embargoes (the “Restricted Countries”); (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Entity of any Restricted Country; (iii) any national of any Restricted Country; (iv) business organizations organized under the laws of any Restricted Country; or (v) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business including the Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the Denied Persons List, Unverified List, and Entity List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by the Directorate of Defense Trade Controls of the U.S. State Department (the “Prohibited Party Lists”).

f.None of the Company, Company Subsidiaries or Company Persons, (i) appear on any of the Prohibited Party Lists, (ii) are owned or Controlled by, or acting for or on behalf of, a party appearing on any of the Prohibited Party Lists, or (iii) are headquartered, organized under the laws of, or are permanently resident in a Restricted Country.

g.During the past five (5) years, (i) neither the Company nor any Company Subsidiary has received any written communication alleging that it is not in material compliance with any Export Control/Import Laws, and (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has filed, or intends to file, any disclosures (voluntary or otherwise) of possible material export or import violations relating to the Company or any Company Subsidiary or its operations.

h.There are no allegations, complaints, charges, investigations, or administrative enforcement actions, pending or closed, or to the Knowledge of the Company, expected or threatened, by any Governmental Entity with respect to any potential material violation or liability of the Company or any Company Subsidiary arising under or relating to any Export Control/Import Laws.

Section 3.28    No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 3, the applicable Ancillary Agreements, any certificates delivered by the Company to Parent or Merger Sub none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Company nor the Company Subsidiaries, nor any other Person, will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated hereby. Except for the representations and warranties set forth in Article 3, the applicable Ancillary Agreements, or any certificates delivered by the Company to Parent or Merger Sub, Parent and Merger Sub specifically disclaim that they are relying upon or have relied upon any representations or warranties, and acknowledge and agree that the Company has specifically disclaimed and does hereby specifically disclaim any such representation or warranty made by any Person. Parent and Merger Sub specifically disclaim any obligation or duty by the Company or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Article 3 or the applicable Ancillary Agreements.

Article 4.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1    Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All issued and outstanding capital stock of Merger Sub is owned, directly or indirectly, by Parent.
Section 4.2    Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party to be consummated by each of Parent and Merger Sub. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles). As of the date of this Agreement, each of the respective boards of directors of Parent and Merger Sub have declared the advisability of and approved and adopted this Agreement and approved the Merger at meetings duly called and held or by unanimous written consent.
Article 4.3    No Conflict; Required Filings and Consents.
a.The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not (with or without notice or lapse of time or both), (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws or any equivalent organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected, (iii) require any consent or approval under, result in any breach of or, any loss of any benefit under, or constitute a change of control or default under, or give to others any right of termination, vesting amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any note, bond, mortgage, indenture, Contract, license, permit, other instrument or obligation or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Parent Subsidiaries or by which any of their respective assets are bound, except, with respect to the immediately preceding clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which has not had or would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their respective material obligations under this Agreement or any Ancillary Agreement or (C) have a Parent Material Adverse Effect.

b.The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, the HSR Act, foreign or supranational antitrust and competition laws, filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had or would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their respective material obligations under this Agreement or any Ancillary Agreement or (C) have a Parent Material Adverse Effect.

Section 4.4    Litigation. As of the date hereof, (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and (b) neither Parent nor Merger Sub is subject to any outstanding Governmental Order which, in the case of the immediately preceding clause (a) or (b), has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5    Disclosure Documents. The information with respect to Parent, Merger Sub or Guarantor that Parent or Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (b) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

Section 4.6    Ownership of Merger Sub; No Prior Activities.

a.Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

b.Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.
Section 4.8    Financing.

Parent has received and accepted, and delivered to the Company, a true, correct and complete copy of: (i) an executed equity commitment letter, dated December 10, 2020, among Parent and the other parties thereto (collectively, the “Investors”) (together with all annexes, schedules and exhibits thereto, and any fee letters relating thereto, the “Equity Commitment Letter”) relating to the commitment to provide Parent the amount of equity financing set forth therein (the “Equity Financing”); and (ii) executed debt commitment letters dated December 10, 2020 (together with all annexes, schedules and exhibits thereto, and any fee letters relating thereto (redacted, in the case of such fee letters, in a customary manner, including with respect to the amounts and percentages of the fees and other economic terms and “flex” terms set forth therein, which redacted information does not adversely affect the amount, availability or conditionality of the Debt Financing), the “Debt Commitment Letters” and, together with the Equity Commitment Letter, collectively, the “Commitment Letters”) from the Debt Financing Sources party thereto relating to the commitment of such Debt Financing Sources to provide the debt financing in the amounts set forth therein to consummate the transactions contemplated by this Agreement on the terms contemplated thereby; provided, that the economic terms in a copy of any fee letter delivered pursuant hereto may be redacted. The debt financing contemplated by the Debt Commitment Letters is collectively referred to in this Agreement as the “Debt Financing” and, together with the Equity Financing, the “Financing”. As of the date of this Agreement, there are no side letters or other contracts or arrangements that would limit the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters provided to the Company on or prior to the date hereof.

a.Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the counterparties thereto (including, with respect to the Debt Commitment Letters and to the extent applicable, pursuant to any “flex” provisions in the related fee letter or otherwise) to provide the Financing or any contingencies that would permit the counterparties thereto to reduce the total amount of the below the Required Amount (as defined below). Assuming the conditions set forth in Section 6.1 and Section 6.2 are satisfied, as of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to Closing to be satisfied by it in the Commitment Letters or that the Required Amount of the Financing will not be made available, on the Closing Date. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Commitment Letters. No Person has any right to impose, and none of the Debt Financing Sources under the Debt Commitment Letters or Parent has any obligation to accept, any condition precedent to such funding other than any of the conditions expressly set forth in the Debt Commitment Letters nor any reduction to the aggregate amount available under the Debt Commitment Letters on the Closing Date below the Required Amount, except as expressly provided therein (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters on the Closing Date below the Required Amount, except as expressly provided therein).
b.Assuming the conditions set forth in Section 6.1 and Section 6.2 are satisfied, the Financing, when funded in accordance with the Commitment Letters, shall provide Parent with immediately available cash on the Closing Date sufficient for Parent and Merger Sub, together with available cash and cash equivalents of the Company, to fund the Closing Date Per Share Merger Consideration, and any other cash amounts payable by Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby, including the Merger, and to pay all related fees and expenses of Parent and Merger Sub required to be paid at Closing in connection therewith (the “Required Amount”).
c.Each Commitment Letter is the legal, valid, binding and enforceable obligation of Parent, the Investors (as applicable) and, to the knowledge of Parent, each other party thereto and is in full force and effect (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles). Parent is not in breach of any of the terms or conditions set forth in the Commitment Letters and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of such Commitment Letter. As of the date hereof, no Commitment Letter has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated, other than, in the case of the Debt Commitment Letters, any joinders which do not alter the terms thereof except for the purposes of joining additional Debt Financing Sources that have not executed the Debt Commitment Letters as of the date hereof. As of the date of this Agreement, no counterparty to any Commitment Letter has notified Parent of its intention to terminate such Commitment Letter or not to provide such Financing. Parent has paid in full any and all commitment fees or other fees and expenses required to be paid by Parent on or before the date of this Agreement pursuant to the terms of the Commitment Letters.

d.Each of Parent and Merger Sub expressly acknowledges and agrees that the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate of Parent or any other financing or other transactions is not a condition to any of Parent’s (or its Affiliates’) obligations hereunder (including its and Merger Sub’s obligations to consummate the Merger).

Section 4.9    Solvency. Assuming: (a) that the Company and the Company Subsidiaries are Solvent (on a consolidated basis) immediately prior to the Effective Time; (b) the satisfaction of the conditions set forth in Section 6.1 and Section 6.2; (c) the accuracy of the Company’s representations and warranties set forth in Article 3 (without giving effect to any materiality, Knowledge or Company Material Adverse Effect qualification or exception contained therein) and the compliance by the Company with its covenants set forth in Article 5, in each case, in all material respects; and (d) the consummation of the Debt Financing, each of Parent and the Surviving Corporation will, after giving effect to the Merger and the other transactions contemplated by this Agreement (including the payment of the Merger Consideration and the RSU Consideration), be Solvent at and immediately after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person and its Subsidiaries (on a consolidated basis): (x) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole, (y) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, and (z) such Person and its Subsidiaries, taken as a whole, do not have debts including current obligations beyond their ability to pay or refinance such debts as they mature in the ordinary course of business.

Section 4.10    Interested Stockholder. Neither Parent nor any of the Parent Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.
Section 4.11    Sponsor Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the executed Sponsor Guaranty. The Sponsor Guaranty is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Guarantor under the terms and conditions of the Sponsor Guaranty.
Section 4.12    Stockholder and Management Arrangements. As of the date of this Agreement, other than the Support Agreements, none of Parent, Merger Sub nor any of their respective Affiliates nor any party to the Equity Commitment Letter or any Affiliate of any such party is a party to any Contract with any holder of Company Common Stock pursuant to which such holder of Company Common Stock (i) would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock, (ii) has agreed to approve this Agreement or vote against any Superior Proposal, or (iii) has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 4.13    No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 4, the applicable Ancillary Agreements, any certificates delivered by Parent or Merger Sub to the Company neither Parent nor Merger Sub or any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) or with respect to any other information provided to the Company or Company Subsidiaries in connection with the Merger or the other transactions contemplated hereby. Except for the representations and warranties set forth in Article 4, the applicable Ancillary Agreements, any certificates delivered by Parent or Merger Sub to the Company, the Company and Company Subsidiaries specifically disclaim that they are relying upon or have relied upon any representations or warranties, and acknowledge and agree that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such representation or warranty made by any Person. The Company and Company Subsidiaries specifically disclaim any obligation or duty by Parent, Merger Sub or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Article 4 or the applicable Ancillary Agreements.
Article 5.
Covenants

Section 5.1    Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1 (the “Pre-Closing Period”), except as (w) set forth in Section 5.1 of the Company Disclosure Schedule, (x) expressly permitted or required by any other provision of this Agreement, (y) required by Law, including any COVID-19 Measures, or by any Contract to which the Company is a party as of the date of this Agreement, or (z) any action taken, or omitted to be taken, by the Company or any Company Subsidiary as required by any COVID-19 Measure, or unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (I) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course (taking into account, for this purpose and all other references to “ordinary course” or “ordinary course of business” in this Section 5.1, any developments in the COVID-19 pandemic before, on or after the date hereof), and (II) use commercially reasonable efforts to preserve intact in all material respects its business organization, goodwill and assets and maintain in all material respects its rights, franchises and existing relations with customers, suppliers, employees and business associates. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, during the Pre-Closing Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
a.amend, waive any provision of, or otherwise change the Company Certificate or the Company By-laws;
b.merge or consolidate the Company or any Company Subsidiary with any other Person, except for any such transactions among wholly-owned Company Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of the Company or any Company Subsidiary;

c.(i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of the Company or any Company Subsidiary, other than (A) the issuance of shares of Company Common Stock in connection with the vesting of Company RSU Awards outstanding as of the date hereof in accordance with their terms, or (B) the issuance of Company RSU Awards up to an amount equal to the amount of outstanding awards outstanding on December 10, 2020 that are forfeited or determined to be unearned or unvested pursuant to their terms prior to Closing, or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or otherwise subject to a Lien (other than a Permitted Lien), or authorize the sale, pledge, disposition, transfer, lease, license, guarantee, encumbrance of, or Lien on (other than a Permitted Lien), any property or assets of the Company or any Company Subsidiary, except pursuant to existing Contracts in effect on the date hereof and other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

d.(i) abandon or allow any registrations (including any pending applications for registration) included in the Registered Intellectual Property to lapse or expire for failure to pay any registration, maintenance, renewal or other fee, except for items of Registered Intellectual Property expiring at the end of their statutory terms, (ii) fail to make any filing, pay any fee, or take any other action necessary to maintain any right or interest in any Owned Intellectual Property, or (iii) sell, assign, lease, license, pledge, surrender, encumber, divest, transfer or otherwise dispose of any Owned Intellectual Property that is material to the businesses of the Company and the Company Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

e.make any (i) loans, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Company Subsidiary) or (ii) advances to any Person other than to employees in respect of expenses;

f.declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

g.reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities, except in connection with the satisfaction of Tax withholding obligations in connection with the issuance of shares of Company Common Stock upon the vesting of any Company RSU Award;

h.(i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or purchase substantially all of the assets of any Person, other than acquisitions of assets in the ordinary course of business consistent with past practice, (ii) except in the ordinary course of business, consistent with past practice, incur any Indebtedness for borrowed money, (iii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, (iv) enter into, terminate or materially amend any Company Material Contract other than in the ordinary course of business consistent with past practice, or (v) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000 for the Company and the Company Subsidiaries taken as a whole;

i.except as may be required by applicable Law, the terms of this Agreement (including Section 5.1(c)), or an Employee Plan in existence as of the date hereof: (A) grant any severance or termination pay to an officer, director or employee or modify the Executive Severance Plan (provided, that, notwithstanding the terms of any Employee Plan, any proposed severance or termination pay for any officer, director or employee in excess of the amounts described in Section 5.1(i)(A) of the Company Disclosure Schedule shall require Parent’s prior written consent), (B) grant any increases in the compensation or benefits payable to its officers, directors or employees, other than (x) the annual increases for non-officer employees in the ordinary course of business consistent with past practice, but in no event exceeding a total amount equal to 3% of the total base compensation for all such employees, and (y) the payment of retention or similar cash awards to executives, as determined by the Company Board in its sole discretion, in an aggregate amount not to exceed $500,000 plus the total amount of the savings realized through the efforts described in Section 5.1(i)(B) of the Company Disclosure Schedule (with the agreement that any such awards will be subject to the conditions set forth in Section 5.1(i)(B) of the Company Disclosure Schedule), (C) adopt, enter into, materially amend or terminate any Employee Plan (which, for the avoidance of doubt, excludes offer letters for “at will” employment that provide for no severance or change in control benefits), or (D) hire or terminate the employment of any officer or employee earning base cash compensation in excess of $250,000, other than for cause, death or disability;

j.make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

k.settle or compromise any Action against the Company or the Company Subsidiaries other than settlements or compromises that do not require the payment of monetary damages by the Company or any Company Subsidiary and do not impose equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

l.except as required by Law, make, change or revoke any material Tax election, settle any material Tax claim or assessment or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. applicable Law) with respect to any material Tax, surrender any right to claim a material Tax refund, file any amended Tax Return with respect to any material Tax or change any annual Tax accounting period;

m.fail to maintain existing insurance policies or obtain comparable replacement policies; or

n.authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time.
Section 5.2    Proxy Statement; Company Stockholder Meeting.

a.As promptly as practicable following the date of this Agreement, and in any event within twenty (20) Business Days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Company Stockholder Meeting (as defined herein) (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by Section 5.4, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (which comments shall be provided promptly and be considered in good faith; provided that the Company shall be under no obligation to incorporate such comments).

b.Parent shall promptly furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

c.The Company shall, as promptly as reasonably practicable, (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting a Proxy Statement (such mailing date, the “Proxy Date”). The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting shall not be held later than twenty-five (25) Business Days after the clearance of the Proxy Statement by the SEC; provided, further, that the Company may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Unless the Company Board shall have effected a Change of Board Recommendation, the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement.

d.If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 5.3    Access to Information; Confidentiality.

a.Upon reasonable notice, during the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary and each of the Company Representatives to (i) provide to Parent and Merger Sub and the Parent Representatives access, at reasonable times and upon prior notice, to the Company Representatives and the properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent may reasonably request; provided that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; and provided further, that any such access shall be subject to feasibility/permissibility under applicable Law (including any COVID-19 Measures). No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

b.With respect to the information disclosed pursuant to Section 5.3(a), the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of November 9, 2020, previously executed by the Company and Evercel, Inc. (the “Confidentiality Agreement”).

c.This Section 5.3 shall not require the Company to permit any access, or to disclose any information (i) that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in any violation of any Contract or Law to which the Company or any of the Company Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that the Company or any Company Subsidiary would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if the Company or any Company Subsidiary, on the one hand, and Parent and Merger Sub or any of their respective Affiliates or Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of the immediately preceding clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the other party shall be provided access to such information; provided, further, that the Company shall (1) notify Parent and Merger Sub that such disclosures are reasonably likely to violate its or any Company Subsidiaries’ obligations under any such Contract or Law or are reasonably likely to cause such privilege to be undermined and (2) communicate to Parent and Merger Sub in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.3(c)).

Section 5.4    Solicitation of Transactions.

a.Subject to Section 5.4(b), from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct the Company Representatives not to on behalf of the Company: (i) initiate, solicit or encourage the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than informing any Third Party of the existence of the provisions contained in this Section 5.4), provided, however, that the Company may (A) ascertain facts from any Person making an Acquisition Proposal for the purpose of the Company Board informing itself about such Acquisition Proposal and the Third Party making it and (B) waive, and hereby does waive, any standstill restrictions contained in any confidentiality agreement or other similar agreements, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iv) enter into or negotiate any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”), or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (ii), (iii) or (iv) (to the extent related to the foregoing clause (ii) or (iii)), a “Change of Board Recommendation”, which term shall also include any action described in clauses (ii) and (iii) in connection with an Intervening Event as provided in Section 5.4(f)). From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal.
b.Notwithstanding anything to the contrary contained in Section 5.4(a), (i) if at any time following the date of this Agreement and prior to receipt of the Required Company Stockholder Approval (A) the Company or any of its Representatives has received a bona fide written Acquisition Proposal from a Third Party, (B) the Company has not breached this Section 5.4 in any material respect with respect to such Acquisition Proposal and (C) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then (ii) as to each such Third Party, in each case, the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (1) will not, and will cause the Company Subsidiaries not to and will instruct the Company Representatives not to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will, to the extent the Company reasonably deems not to be in violation of applicable Law (including Competition Law), provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent as promptly as practicable.

c.If, at any time following the date of this Agreement, any Company Representative receives any Acquisition Proposal, the Company shall promptly (and in any event within twenty-four (24) hours) provide Parent with a copy of such Acquisition Proposal (which copy may be redacted to omit any information regarding the identity of the party making such Acquisition Proposal) or provide Parent with a summary of an oral Acquisition Proposal and, without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(b).

d.Notwithstanding anything to the contrary contained in Section 5.4(b), if the Company has received a written Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal (or could reasonably be expected to result in a Superior Proposal), the Company Board may at any time prior to receipt of the Required Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal or fail to include the Company Board Recommendation in any disclosure to stockholders required by Rule 14d-9 and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, in either case subject to the requirements of this Section 5.4(d) and Article 7. The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.4(d) or terminate this Agreement pursuant to this Section 5.4(d) and Section 7.1(f) unless the Company shall have provided to Parent at least three (3) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal (which shall not be required to include the identity of the party making such Acquisition Proposal), and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal (which copy may be redacted to omit any information regarding the identity of the party making such Acquisition Proposal), and

i.during the Notice Period, if requested by Parent, the Company shall have, and shall have caused the Company Representatives to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant proposal to no longer constitute a Superior Proposal; and

ii.the Company Board (or any duly authorized committee thereof) shall have considered any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

e.In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply (but only on two (2) additional occasions) with the requirements of this Section 5.4(d) with respect to such new written notice, except that the Notice Period shall be twenty-four (24) hours with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.

f.Notwithstanding anything to the contrary contained in Section 5.4(a), the Company Board (or any duly authorized committee thereof) may at any time prior to receipt of the Required Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board (or any duly authorized committee thereof) determines that an Intervening Event has occurred and is continuing and (ii) the Company Board (or such duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company.

g.Nothing contained in this Section 5.4 shall prohibit the Company Board (or any duly authorized committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

Section 5.5    Consummation of the Merger.

a.Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, each of Parent, on the one hand, and the Company, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Competition Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or Third Party necessary, proper or advisable to consummate the Merger and (iii) obtain all necessary consents, approvals or waivers from third parties. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company to pay any consideration to a Third Party from whom consent, approval or waiver is requested.
b.In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other Competition Law and use commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.5 reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date).

c.Each of the parties hereto will use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity and any material communication received or given in connection with any proceeding by a private Person, in each case, regarding the Merger, (iii) permit the other parties to review in advance and incorporate the other parties’ reasonable comments in any filing or other communication to be given by it to any Governmental Entity with respect to obtaining any clearances required under any Competition Law in connection with the transactions contemplated hereby and (iv) consult with the other parties in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.3, the parties hereto will use commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5(c) in a manner so as to preserve the applicable privilege.

d.Parent agrees to take, or cause to be taken (including by any Affiliates of Parent), any and all steps and to make, or cause to be made (including by any Affiliates of Parent), any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under any Competition Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Parent (or any Affiliates of Parent) or the Surviving Corporation or any equity interest in any joint venture held by Parent (or any Affiliates of Parent) or the Surviving Corporation, (ii) creating, terminating or divesting relationships, ventures, contractual rights or obligations of Parent (or of any of the Affiliates of Parent), or the Surviving Corporation and (iii)

otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent (including any of the Affiliates of Parent) or the Surviving Corporation or any equity interest in any joint venture held by Parent (or any of the Affiliates of Parent) or the Surviving Corporation, in each case, as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Competition Law or to avoid the commencement of any action to prohibit the transactions contemplated hereby under any Competition Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Merger or delay the Closing beyond the Outside Date. Any agreement entered into by Parent prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Surviving Corporation’s freedom of action, ownership or control with respect to, or its ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Surviving Corporation or any equity interest in any joint venture held by the Surviving Corporation (each, a “Divestiture Action”) shall provide that the consummation of the transactions provided for in any such agreement for a Divestiture Action will be conditioned upon the Closing or satisfaction of all of the conditions to the Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action).

e. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the Merger as violative of any Competition Law, each of Parent and the Company will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

Section 5.6    Certain Notices. During the Pre-Closing Period, each party hereto shall, promptly after obtaining Knowledge of an event set forth in this Section 5.6, notify the other party hereto of (i) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.7    Public Announcements. Without limiting any other provision of this Agreement, each of Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as such press release or other announcement may be required by applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance, (b) that each of the Company and the Company Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which the Company or any Company Subsidiary is a party or (c) in connection with Change of Board Recommendation if and to the extent permitted by the terms of this Agreement.

Section 5.8    Employee Benefit Matters.

a.Effective as of the Effective Time and thereafter, Parent and its Affiliates shall recognize, or shall cause the Surviving Corporation to recognize, each Continuing Employee’s employment or service with the Company (including any current or former Affiliate thereof or any predecessor of the Company) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Affiliates, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its Affiliates shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, (a) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Parent or any of their respective Affiliates applicable to any Continuing Employees to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time, and (b) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or any of their respective Affiliates, as if such amounts had been paid in accordance with such plan.

b.The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such Persons. Nothing herein shall (a) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (b) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Employee Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (c) amend any Employee Plans or other employee benefit plans or arrangements.

Section 5.9    Indemnification of Directors and Officers.

a.Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement, the Company Certificate and the Company By-laws, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, will: (i) indemnify and hold harmless each Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any Company Subsidiary, solely when acting in his, her or its capacity as a director, officer, employee of the Company or any Company Subsidiary or when acting in his, her or its capacity as a member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) at the request of or on behalf of the Company or any Company Subsidiary (together with such Person’s heirs, executors or administrators collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement, including all interest, assessments and other charges paid, arising out of matters existing or occurring at or prior to the Effective Time; and (ii) promptly pay on behalf of or, within fifteen (15) days after any request for advancement, an advance to each of the Indemnified Parties (provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) any Indemnification Expenses incurred in defending or serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.9(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date hereof and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 5.9: (A) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any Governmental Entity or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company or of any of the Company Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of the Company or any of the Company Subsidiaries; (B) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 5.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (C) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DGCL that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or Persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DGCL that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such

Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
b.Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the indemnitees as provided in the Company Certificate or the Company By-laws and indemnification agreements of the Company or any Company Subsidiary will be assumed by the Surviving Corporation and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

c.For a period of six (6) years from the Effective Time, the certificate of incorporation, by-laws, limited liability company agreements and similar organizational documents, as applicable, of the Company and the Company Subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the certificate of incorporation, by-laws, limited liability company agreements and similar organizational documents, as applicable, of the Company or any Company Subsidiary, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such modification; and provided, further, that all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

d.Parent shall purchase and pay for a “tail” insurance policy to become effective at the Effective Time with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and with benefits and levels of coverage no less favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Parent be required to expend for such policies a premium amount in excess of the amount set forth in Section 5.9(d) the Company Disclosure Schedule.

e.If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 5.9.

f.The obligations of Parent under this Section 5.9 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.9 applies without the written consent of such affected Person.

g.Parent will cause the Surviving Corporation to perform all of its obligations under this Section 5.9.

h.This Section 5.9 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 5.10    Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11    Financing.

a.No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters without the prior written consent of the Company, if such amendment, modification or waiver would (i) reduce the amount of the Equity Financing, or reduce the aggregate amount of the Debt Financing below the amount necessary to consummate the Merger, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, or (iii) materially and adversely impact the ability of Parent, Merger Sub or the Company (solely with respect to the Equity Commitment Letter), to enforce its rights against the other parties to the Commitment Letters; provided, that for the avoidance of doubt, Parent may amend any of the Debt Commitment Letters or any definitive agreement related to the Debt Financing to add lenders, arrangers, bookrunners, agents, managers or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement and amend titles, allocations and fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities.

b.Equity Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to:

i.maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof;

ii.satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; and

iii.if the conditions to funding therein have been satisfied or waived, consummate the Equity Financing at or prior to the Closing, including by causing the parties to the Equity Commitment Letter to fund the Equity Financing at the Closing.

c.Debt Financing. Each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange the Debt Financing and to consummate the Debt Financing on the Closing Date in accordance with the terms of the Debt Commitment Letters (including, to the extent required, the full exercise of any flex provisions), including using its reasonable best efforts to:

i.maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof;

ii.comply with its obligations under the Debt Commitment Letters;

iii.negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters;

iv.satisfy, or cause to be satisfied, on a timely basis (or obtain a waiver to) all conditions to funding that are applicable to Parent, Merger Sub and Guarantor in the Debt Commitment Letters that are within its control; and

v.if the conditions to funding therein have been satisfied or waived, and upon the satisfaction of the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfilment or waiver of such conditions), consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources committing to fund the Debt Financing to fund the Debt Financing at the Closing; provided, however, that neither Parent nor the Merger Sub shall be required to commence or pursue litigation, and the Company does not have the right to compel Parent or the Merger Sub to commence or pursue litigation, to enforce the obligations of the Debt Financing Sources to fund the Debt Financing.

d.Information. Parent and Merger Sub shall keep the Company reasonably informed on a reasonably current basis of material developments in their efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company notice as promptly as practicable of (i) any material breach or repudiation by any party to the Commitment Letters of which it becomes aware if such breach could reasonably be expected to result in a material delay of the Closing Date, (ii) the receipt of any written notice of termination of any Commitment Letter or (iii) any material dispute or disagreement among any parties to a Commitment Letter (which, for the avoidance of doubt, shall not include disputes arising in the good faith ordinary course negotiation of the documents related to the Debt Financing); provided, that in no event will Parent and Merger Sub be under any obligation to disclose any information that Parent and Merger Sub determine, in good faith and after consultation with their outside legal counsel(s), would result in any violation or breach of any applicable legal privileges (including attorney-client privilege) and confidentiality obligations if so disclosed.

e.Alternative Debt Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in any of the Debt Commitment Letters, Parent shall, as promptly as practicable, notify the Company of such event and the reasons therefor and use its reasonable best efforts to obtain alternative financing (“Alternative Debt Financing”) on terms and conditions not materially less favorable, in the aggregate, to Parent (as determined by Parent in good faith) than those set forth in such Debt Commitment Letter and in an amount, when added to the portion of the Financing being replaced that is still available, such that the aggregate funds available to Parent at Closing will be sufficient to consummate the transactions contemplated by this Agreement. In the event that Parent obtains Alternative Debt Financing pursuant to this Section 5.11(e), references to the “Debt Financing,” the “Financing,” the “Debt Commitment Letters” and the “Commitment Letters” (and other like terms in this Agreement) shall be deemed to be modified to refer to such Alternative Debt Financing.

Section 5.12    Financing Cooperation.

a.Cooperation. Prior to the Effective Time, the Company will, and will cause each of its Subsidiaries to, in each case, use its commercially reasonable efforts, and to instruct its Representatives, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the Debt Financing, including the following:

i.participating in and preparing for (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate in and prepare for) a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, lender meetings, sessions with rating agencies and other customary syndication activities, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

ii.assisting Parent and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, lender presentations and similar documents required, advisable or reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing; and (B) offering documents, prospectuses, memoranda and similar customary documents, in each case, required in connection with the Debt Financing;

iii.identifying any material nonpublic information contained in the marketing materials related to the Debt Financing and complying with Regulation FD to the extent applicable to such material non-public information;

iv.assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources (including assisting Parent with obtaining any required title insurance policies, insurance certificate and endorsements, real property surveys, landlord lien waivers or estoppels, as reasonably required, and using commercially reasonable efforts to cause the independent accountants of the Company to participate in customary accounting due diligence sessions, and to assist Parent in obtaining, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters (including as to negative assurances) and including delivery of customary management representation letters, in each case, as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such pledge and security documents will not take effect until the Effective Time;

v.furnishing Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with (A) the financial statements of the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraph 6 of Exhibit C to each of the Debt Commitment Letters (as in effect on the date hereof) other than the Debt Commitment Letter from the Lender , and (B) other financial data and such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act in Rule 144A-for-life offerings (including other information required by Regulation S-K and Regulation S-X under the Securities Act) (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments or projections (provided, that the Company shall assist Parent and Merger Sub with preparing an unaudited pro forma balance sheet and income statement regarding the Company and its Subsidiaries as part of Parent’s preparation of pro forma financial information and pro forma financial statements (provided, that neither the Company nor any of its Representatives will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financial statements relating to (x) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (y) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (z) any financial information related to Parent or any Parent Subsidiaries or any adjustments that are not related to the acquisition of the Company)); (2) description of all or any portion of the Debt Financing, including any “description of notes” and other information customarily provided by Debt Financing Sources or their counsel; (3) risk factors relating to all or any component of the Debt Financing; (4) financial statements in respect of its Subsidiaries; (5) other information required by Rule 3-03(e), Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC27444A; (6) any information not reasonably available or derivable by the Company under its current reporting systems; or (7) any other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A) or otherwise necessary to receive from the Company’s independent accountants, customary “comfort” (including as to customary negative assurances and change period), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any debt securities being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum (all such information and documents required to be provided by the Company pursuant to this Section 5.12(a)(v), the “Required Financing Information”); provided that any Required Financing Information that is included or to be included in the Company SEC Filings shall be deemed delivered upon the filing of the applicable Company SEC Filing and shall not be required to be otherwise delivered pursuant to this Section 5.12(a)(v); provided, further that if the Company reasonably believes that it has delivered the Required Financing Information, it may deliver to Parent a written notice to that effect no later than two (2) Business Days after it has completed such delivery (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Financing Information as of the date of the delivery of such notice, unless Parent in good faith believes that the Company has not completed delivery of the Required Financing Information and, within five (5) Business Days after the delivery of such notice to Parent, Parent delivers a written notice to the Company to that effect, stating with reasonable specificity what must be delivered to satisfy this Section 5.12(a)(v);

vi.executing and delivering (or assisting Parent in obtaining from local counsel to the Company and its Subsidiaries) customary certificates, legal opinions or other documents and instruments as may be reasonably requested by Parent, as are in each such case, necessary and customary in connection with the Debt Financing (which shall not be effective prior to and shall be subject to the occurrence of the Closing);

vii.taking corporate action (which shall not be effective prior to the Closing) reasonably necessary to permit the completion of the Debt Financing;

viii.cooperating with Parent to obtain customary corporate and, if applicable, facilities ratings from the rating agencies contemplated by the Debt Commitment Letters;

ix.providing authorization or representation letters to the Debt Financing Sources authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its subsidiaries and a representation as to the absence of material misstatements;

x.using reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from existing lending and investment banking relationships of the Company and its Subsidiaries; and

xi.promptly furnishing (and in any event at least three (3) Business Days prior to the Closing Date) Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent relating to applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested by Parent or its Debt Financing Sources at least ten (10) Business Days prior to the expected Closing Date and, to the extent applicable, any beneficial ownership certifications required under the beneficial ownership regulations.

b.Obligations of the Company. Nothing in this Section 5.12 will require the Company or any Company Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement prior to the Closing or distribute any cash prior to the Effective Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that would unreasonably interfere with the conduct of the business of the Company or any Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any Company Subsidiaries; (v) take any action that would not be permitted by or reasonably feasible under any applicable COVID-19 Measures or (vi) take any action that will conflict with or violate its organizational documents or any applicable Laws in any material respect. In addition, (A) no action, liability or obligation of the Company or any Company Subsidiaries or any of its or their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information regarding the Company and its Subsidiaries contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time, and the Company and its Subsidiaries will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information regarding the Company and its Subsidiaries contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda prepared in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.12 will require (1) any officer or Representative of the Company or any Company Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.12 that could reasonably be expected to result in personal liability to such officer or Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company or any Company Subsidiaries or any persons who are directors, officers or employees of the Company or any Company Subsidiaries to pass resolutions or consents (except those which are subject to the occurrence of the Effective Time passed by directors or officers continuing in their positions after the Effective Time); or (4) legal counsel (other than local counsel) to the Company to deliver any legal opinions in connection with the Debt Financing.

c.Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

d.Reimbursement. To the extent the Closing does not occur, and promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.12.

e.Indemnification. The Company, the Company Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all out-of-pocket liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith; provided that Parent shall not be liable for any of the foregoing to the extent (i) relating to inaccuracies in historical information furnished in writing by or on behalf of the Company or any Company Subsidiary or any of their respective Representatives, including financial statements, solely to the extent such inaccuracies would constitute a material breach of Section 3.7, or (ii) arising from the gross negligence, willful misconduct, bad faith or fraud of any of the Company, any Company Subsidiary or any of their respective Representatives.

f.No Financing Condition. Each of Parent and Merger Sub expressly acknowledges and agrees that the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate of Parent or any other financing or other transactions is not a condition to any of Parent’s (or its Affiliates’) obligations hereunder (including its and Merger Sub’s obligations to consummate the Merger). If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article 6 and subject to the requirements of Section 8.16 being satisfied, to consummate the Merger.

Section 5.13    Obligations of Merger Sub. Parent will take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 5.14    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL.

Section 5.15    No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.
Section 5.16    Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on “business combinations” contained therein) becomes applicable to the Merger, take all reasonable action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
Section 5.17    No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Company, on behalf of itself and its stockholders and their respective Affiliates and Representatives, hereby (a) acknowledges and agrees that none of the Debt Financing Sources (and/or any of their respective Affiliates and/or Representatives) will have any liability to the Company or its stockholders or any of their respective Affiliates or Representatives under this Agreement or for any claim made by the Company or its stockholders or any of their respective Affiliates or Representatives based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Debt Documents, or the performance thereof, (b) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort, or otherwise) the Company or its stockholders or any of their respective Affiliates or Representatives may have against any of the Debt Financing Sources (and/or any of their respective Affiliates and/or Representatives) relating to this Agreement, the Debt Financing, the Debt Documents, or the transactions contemplated hereby or thereby, and (c) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any Action against any of the Debt Financing Sources (and/or any of their respective Affiliates and/or Representatives) in connection with this Agreement, the Debt Financing, the Debt Documents, or the transactions contemplated hereby or thereby. Without limiting the foregoing, no Debt Financing Source will be subject to any special, consequential, punitive, or indirect damages or damages of a tortious nature to the Company or its stockholders or any of their respective Affiliates or Representatives. This Section 5.17 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.
Section 5.18    Applications for SBA Approval and Forgiveness of PPP Loan. As soon as practicable after the date hereof, and in any event prior to January 31, 2021, the Company shall (i) take any and all actions, and prepare and file any and all documents and applications, required to seek the consent of the SBA and the Lender to the change in control of the Company contemplated by this Agreement, (ii) take any and all actions required by the SBA or the Lender with respect to the PPP Loan in order to permit the consummation of the Merger without violating any regulations of the SBA (including depositing any funds related to the PPP Loan with the Lender or any other Person if required), (iii) take any and all actions, and prepare and file an application for forgiveness of the PPP Loan under the SBA regulations in effect at the time of filing such application, and shall thereafter and (iv) following the application for forgiveness of the PPP Loan, use commercially reasonable efforts to obtain forgiveness of the PPP Loan including complying with all deadlines, requests, inquiries and similar items with respect to any such application.
Article 6.
Closing Conditions

Section 6.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
a.Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the Required Company Stockholder Approval.

b.No Order. No Governmental Entity shall have issued any Governmental Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

c.HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and any other Competition Laws shall have expired or been terminated.

Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:
a.Representations and Warranties. Each of the representations and warranties of the Company contained in (i) the first and third sentences of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.3 (Capitalization) and Section 3.9(a) (Absence of Certain Changes or Events) shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of Section 3.3 for any de minimis inaccuracies; (ii) the second sentence of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.4 (Authority) and Section 3.24 (Brokers) shall be true and correct in all material respects as of the Closing Date; and (iii) this Agreement (other than those set forth in clauses (i) and (ii)) shall be true and correct as of the Closing Date (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except, in each case, where the failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

b.Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

c.Officer’s Certificate. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

d.FIRPTA Certificate. Parent shall have received a certificate executed by the Company, in a form reasonably acceptable to Parent, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Company is not a United States real property holding corporation.

e.Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 6.3    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

a.Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any references to any “Parent Material Adverse Effect” or other “materiality” qualifications) as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

b.Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.

c.Officer’s Certificate. The Company shall have received a certificate of a responsible officer of Parent that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Article 7.
Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors (or similar governing body) of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

a.by mutual written consent of Parent and the Company, by action of their respective board of directors (or similar governing bodies);

b.by either the Company or Parent if the Merger shall not have been consummated prior to May 7, 2021 (the “Outside Date”); provided, further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date;

c.by either the Company or Parent if any Governmental Entity shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such Governmental Order shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall not be in material violation of this Agreement (including Section 5.5);

d.by either Parent or the Company if the Required Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting;

e.by Parent, if, prior to receipt of the Required Company Stockholder Approval, (i) a Change of Board Recommendation shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(e)(i) shall expire at 5:00 p.m., Eastern Time, on the fifth (5th) Business Day following the date on which such Change of Board Recommendation occurs, or (ii) a tender offer or exchange offer for outstanding Company Common Stock shall have been publicly announced (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholder Meeting and (y) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend unequivocally against acceptance of such offer;

f.by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that the Company has not materially breached Section 5.4 if such breach related to the party (or an Affiliate of the party) that made the Superior Proposal;

g.by Parent, if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 6.2(a) or Section 6.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts, then, until the earlier of (x) thirty (30) days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such Terminating Company Breach and (y) the Outside Date (such earlier date, the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

h.by the Company, if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 6.3(a) or Section 6.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then, until the earlier of (x) thirty (30) days after receipt by Parent of notice from the Company of such breach, but only as long as Parent or Merger Sub, as applicable, continues to use commercially reasonable efforts to cure such Terminating Parent Breach and (y) the Outside Date (such earlier date, “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; or

i.by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Parent fails to consummate the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.1, (iii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to effect the Closing within two (2) Business Days, and (iv) Parent fails to consummate the Closing on or before the second (2nd) Business Day following the date of delivery of such written notification by the Company.

Section 7.2    Effect of Termination.

a.Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except with respect to Section 5.3 (Access to Information; Confidentiality), Section 5.7 (Public Announcements), Section 5.17 (No Recourse to Debt Financing Sources), this Section 7.2 and Article 8 (General Provisions); provided, however, that nothing in this Section 7.2 relieves any of Parent, Merger Sub or the Company of any liability for fraud or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

b.Termination Fee.

i.In the event that this Agreement is terminated by Parent pursuant to Section 7.1(e), then the Company shall pay to Parent within three (3) Business Days of such termination a termination fee of $3,000,000 (the “Company Termination Fee”) and shall promptly (and in any event within five Business Days of the receipt of any request therefor) reimburse Parent for any and all out-of-pocket expenses incurred by Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Financing, up to a maximum of $2,000,000 (the “Expense Reimbursement Obligation”).

ii.In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent, concurrently with such termination, the Company Termination Fee and the Company shall also be subject to the Expense Reimbursement Obligation.

iii.In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d), (B) an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholder Meeting (x) prior to the date of termination with respect to any termination pursuant to Section 7.1(b), and (y) prior to the Company Stockholder Meeting, with respect to termination pursuant to Section 7.1(d), and (C) within twelve (12) months of such termination contemplated by clause (A), (x) the Company enters into an Alternative Acquisition Agreement with respect to, or has consummated, an Acquisition Proposal within twelve (12) months of such termination contemplated by the preceding clause (A), then the Company shall pay to Parent, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee and the Company shall also be subject to the Expense Reimbursement Obligation.

iv.In the event that this Agreement is terminated by the Company pursuant to Section 7.1(h) or Section 7.1(i), then Parent shall pay, or cause to be paid, to the Company within three (3) Business Days of such termination a termination fee of $5,000,000 (the “Parent Termination Fee”).

v.The parties acknowledge that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, and that neither the Company Termination Fee (or the related Expense Reimbursement Obligation) nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or Parent Termination Fee, as applicable, is payable. If the Company or Parent, as applicable, fails to promptly pay the Company Termination Fee (or satisfy the Expense Reimbursement Obligation) or the Parent

Termination Fee when due pursuant to this Section 7.2(b), such amount shall accrue interest at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. If a party commences an Action that results in a final, non-appealable judgment against another party for the Company Termination Fee, the Expense Reimbursement Obligation or the Parent Termination Fee, as applicable, or any portion of such fees, the breaching party shall pay to the non-breaching party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Action.

vi.Notwithstanding anything to the contrary contained in this Agreement, Parent’s right to receive payment of the Company Termination Fee (and reimbursement of expenses pursuant to the Expense Reimbursement Obligation) under the circumstances set forth in this Section 7.2(b) shall be Parent’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Affiliates and any of their respective current or former Representatives relating to or arising out of this Agreement or the transactions contemplated herein (including for any breach or failure to perform hereunder or otherwise). Upon the Company’s payment of the Company Termination Fee (and satisfaction of the Expense Reimbursement Obligation) under the circumstances described in Section 7.2(b), none of the Company and its Affiliates or their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein under such circumstances. The parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee (or satisfy the Expense Reimbursement Obligation) on more than one occasion, whether or not the Company Termination Fee may be payable (or the Expense Reimbursement Obligation may become effective) pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

vii.Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to receive (A) payment of the Parent Termination Fee under the circumstances set forth in this Section 7.2(b) and (B) any indemnification or expense reimbursement obligations under Section 5.12(d) and Section 5.12(e) shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent and the Debt Financing Sources and any of their respective Affiliates and any of their respective current or former Representatives relating to or arising out of this Agreement or the transactions contemplated herein (including for any breach or failure to perform hereunder or otherwise). Upon

Parent’s payment of the Parent Termination Fee and any indemnification or expense reimbursement obligations under Section 5.12(d) and Section 5.12(e), none of Parent or the Debt Financing Sources or any of their respective Affiliates or any of their current or former Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein or otherwise. The parties acknowledge and agree that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

viii.For the purposes of this Section 7.2(b), the Affiliates of Parent shall include any “Funding Party”, as such term is defined in the Equity Commitment Letter.

c.All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. In addition, and without limiting the generality of Section 5.17, in the event of termination of this Agreement in accordance with this Article 7, there shall be no liability on the part of any of the Debt Financing Sources (and/or any of their respective Affiliates and/or Representatives). This Section 7.2 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

Section 7.3    Limitation on Recourse. Other than with respect to (a) the right to specific performance of the Equity Commitment Letter to the extent permitted by and in accordance with Section 8.16 and the Equity Commitment Letter (any such claims under the Equity Commitment Letter, collectively, the “ECL Claims”), (b) recourse against Guarantor under the Sponsor Guaranty to the extent provided therein and (c) the recourse rights of any party pursuant to the Confidentiality Agreement to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. Other than the ECL Claims, such recourse against Guarantor under the Sponsor Guaranty and such recourse against a party under the Confidentiality Agreement, no Affiliate of the Company or any Company Representative, nor any Affiliate of Parent or any Parent Representative, shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Action, in each case under, based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letters) or otherwise. This Section 7.3 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

Article 8.
General Provisions

Section 8.1    Non-Survival. None of the representations and warranties nor any of the covenants, obligations or agreements of the parties which by their terms contemplate performance prior to or at the Effective Time, in each case, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission or by e-mail of a pdf attachment (but only if promptly followed by transmittal by another method described in this Section 8.2; which, for the avoidance of doubt, may include e-mail of a pdf attachment if the initial notice is given by facsimile or by facsimile if the initial notice is given by e-mail of a pdf attachment) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

c/o Evercel, Inc.
382 NE 191st Street, Suite 90959
Miami, Florida 33179-3899
Attention: Dan Allen, Chief Executive Officer
Email: dan@coronapark.com

with a mandated copy to:

Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, California 92626

Attention: James W. Loss and Randall J. Wood
Email: jim.loss@morganlewis.com and randy.wood@morganlewis.com

If to the Company, addressed to it at:

ZAGG Inc
910 West Legacy Center Drive, Suite 500

Midvale Utah

Attention: General Counsel
Email: abby.barraclough@zagg.com

with a mandated copy to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071

Attention: Steven B. Stokdyk
Email: steven.stokdyk@lw.com

Section 8.3    Certain Definitions. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that such agreement (a) need not restrict the making or amending of any Acquisition Proposal and (b) may contain terms materially less favorable in the aggregate to the Company so long as the Company agrees to amend the Confidentiality Agreement in a manner consistent with such materially less favorable terms.
“Acquisition Proposal” means, other than the Merger or any other proposal or offer from Parent or any of the Parent Subsidiaries, any proposal, offer or inquiry from a Third Party relating to (a) any acquisition or purchase, in a single transaction or series of related transactions, of (i) fifteen percent (15%) or more of the consolidated net revenue, consolidated net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more of the combined voting power of the Company; (b) any tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of fifteen percent (15%) or more of the combined voting power of the Company; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any Company Subsidiary in which a Third Party or its stockholders, if consummated, would acquire fifteen percent (15%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.
“Action” means any civil, criminal or administrative claim, action, suit, audit, assessment, arbitration, hearing or inquiry, or any proceeding or investigation, by or before any Governmental Entity.
“Additional Merger Consideration” has the meaning given to such term in the PPP Loan Rights Agreement.

“Affiliate” means a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Ancillary Agreement” means the PPP Loan Rights Agreement.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Blue Sky Laws” means state securities or “blue sky” laws.
“Business Day” means any day other than a day on which banks are required or authorized to close in New York, New York.
“Business IT Systems” means all information management equipment and systems owned or controlled by the Company or a Company Subsidiary and used in the business of the Company or a Company Subsidiary, including all software, all databases and data systems and all computer hardware and other information and communications technology systems.
“Closing Date Per Share Merger Consideration” means $4.20.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company ESPP” means the ZAGG Inc Employee Stock Purchase Plan.
“Company Material Adverse Effect” means the occurrence of any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the results of operations, condition (financial or otherwise), properties, assets, liabilities or business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; (b) changes in general economic conditions in the industry or industries in which the Company and the Company Subsidiaries operate; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) the identity of, or actions or omissions of, Parent, Merger Sub or their Affiliates, or any action taken (including by the Company) pursuant to or in accordance with this Agreement (including Section 5.1 or Section 5.12) or at the request of or with the consent of Parent or Merger Sub, including with respect to the financing of the transactions contemplated by this Agreement; (f) the announcement or pendency of this Agreement and performance of obligations under this Agreement; (g) any change in the market price or trading volume of the Company Common Stock (it being understood that the exception in this clause (g) shall not preclude any party from asserting that the facts giving rise to such change should be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any party from asserting that the facts giving rise to such failure should be taken into account in determining whether there has been a Company Material Adverse Effect); (i) changes in any Laws or regulations applicable to the Company and the Company Subsidiaries or applicable accounting regulations or practices (including GAAP) or the interpretations thereof; (j) any acts of God, including any epidemic, pandemic or disease outbreak (including in respect of COVID-19); (k) any legal proceedings commenced by or involving any current or former stockholder of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated hereby (it being understood and agreed that the exception in this clause (k) shall not preclude any party from asserting that the facts giving rise to any such proceeding should be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that any change, event, development, circumstance, occurrence or effect referred to in clause (a), (b), (c) or (d) will, unless otherwise excluded, be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects the Company and the Company Subsidiaries taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate.
“Company Representatives” means any of the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives of the Company and any of the Company Subsidiaries.
“Company RSU Award” means an award of restricted stock units with respect to shares of Company Common Stock that is subject to vesting or forfeiture.
“Company Subsidiary” means each Subsidiary of the Company.
“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.
“Continuing Employees” means all employees of the Company or any Company Subsidiary who, as of the Closing, continue their respective employment with the Company or such Company Subsidiary.

“Contract” means any legally binding agreement, contract, lease, purchase order, letter of credit, license, instrument, obligation or commitment.
“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.
“Data Protection Legislation” means any applicable Laws relating to the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure of any Personal Data, including (i) the California Consumer Privacy Act of 2018, (ii) any other U.S. state data security Laws and U.S. state data breach notification Laws and (iii) the European Regulation no. 2016/679 relating to the processing of Personal data (GDPR), together with any local Member State implementation legislation or any equivalent legislation of any other applicable jurisdiction, in each case as amended to date.
“Debt Documents” means any agreements, commitments, documents, or instruments in connection with any financing by Parent’s lenders or any other financing in connection with the transactions contemplated by this Agreement.
“Debt Financing Sources” means Parent’s lenders or other Persons that commit to provide, propose to provide, or otherwise entered into Debt Documents.
“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ, order, permit or requirement of any Governmental Entity and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, indoor air, employee exposure, wetlands, pollution or contamination or any injury or threat of injury to Persons or property relating to any Hazardous Materials.
“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange” means NASDAQ Global Market.
“Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Export Control/Import Laws” means all applicable Laws of the United States and any other jurisdictions in which the Company or any Company Subsidiary operates, which govern the export, import and provision of goods (including technical data and technology) and services, embargoes, sanctions and boycotts, including, but not limited to, the U.S. Arms Export Controls Act (22 U.S.C. § 2751 et seq.), the U.S. International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. § 1 et seq.), the U.S. Export Administration Act of 1979 (50 U.S.C. app. § 2401 et seq.), the U.S. International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the U.S. Export Administration Regulations (15 C.F.R. § 730 et seq.), the International Boycott Provisions of Section 999 of the Code, and all rules, regulations, and executive orders relating to any of the foregoing, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Authorization” means any permit, license, certificate, approval, consent, clearance, waiver, certification, designation, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
“Governmental Entity” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Tax Authority or power of any nature.

“Government Official” shall mean (i) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof, or (ii) a political party or candidate for political office.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.
“group” is defined as in the Exchange Act, except where the context otherwise requires.
“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, lead-containing paint or plumbing, mold or radon, or (b) any chemical, material or other substance listed, classified or regulated under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Incidental Licenses” means the following (a) in the case of licenses granted to the Company or any Company Subsidiary, any non-exclusive licenses to off-the-shelf or open source software that is licensed under commercially available license terms, (b) employee confidentiality and invention assignment agreements entered into in the ordinary course of business, (c) confidentiality, secrecy or non-disclosure agreements entered into in the ordinary course of business, (d) licenses for the purchase or lease of hardware or equipment where software is pre-installed or embedded on such hardware or equipment (such as photocopiers or telephones), and (e) licenses of Owned Intellectual Property granted to Third Parties (including customers) by the Company or any Company Subsidiaries in the ordinary course of business.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person that are due and payable at least one hundred eighty (180) days after the purchase or acquisition of such property; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means worldwide intellectual property or other proprietary rights of every kind, including (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements; (ii) registered and unregistered trademarks, service and design marks, fictitious names, trade names, brand names, trade dress, slogans, logos, design rights, other proprietary indicia of goods and services worldwide, websites, and Internet domain names and uniform resource locators, all intent-to-use registrations or reservations of marks of any of the foregoing, and the goodwill associated with any of the foregoing; (iii) inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, algorithms, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information and trade secrets; (iv) registered and unregistered copyrights, copyrightable works, moral rights and waivers and consents not to enforce such moral rights, and rights in databases and data collections; (v) original works of authorship in any medium of expression, whether or not published or registered, including software; (vi) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; (vii) registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; (viii) rights to limit the use or disclosure of any of the foregoing by any person and any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property, the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections; and (ix) all documentation and embodiments of the foregoing.
“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence after the date of this Agreement (including any acceleration or deceleration of existing changes or developments) that is material to the Company and the Company Subsidiaries, taken as a whole, that (a) was not known to the Company Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known by the Company Board as of or prior to the date of this Agreement), (b) does not involve or relate to an Acquisition Proposal, (c) does not result from a material breach of this Agreement by the Company, (d) does not result from the COVID-19 pandemic or COVID-19 Measures and (e) does not relate to (i) changes in the market price or trading volume of the securities of the Company in and of themselves, (ii) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period or (iii) changes in general economic conditions in the industry or industries in which the Company and the Company Subsidiaries operate (provided that clauses (i), (ii) or (iii) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event” unless otherwise excluded pursuant to the foregoing clauses (a), (b), (c) or (d), as applicable).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (a) with respect to the Company, the actual knowledge of Chris Ahern, Taylor Smith, Abby Barraclough, or Jim Kearns and (b) with respect to Parent, the actual knowledge of Dan Allen, in each case following reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.
“Leased Real Property” means each parcel of real property leased by the Company or one of the Company Subsidiaries.
“Lender” means KeyBank, N.A.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge or other lien of any kind.
“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Proxy Statement.
“Parent Material Adverse Effect” means any change, event, development, circumstance, occurrence or effect affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the ability of Parent or Merger Sub to consummate, or would or would reasonably be expected to otherwise prevent or materially delay or hinder Parent or Merger Sub from consummating, the transactions contemplated in this Agreement or any Ancillary Agreement (including the Merger) or the performance of their respective obligations hereunder or thereunder.
“Parent Representatives” means any of the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives of Parent and any of the Parent Subsidiaries.
“Per Share Additional Merger Consideration” means the amount equal to (i) the Additional Merger Consideration divided by (ii) the sum of the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time other than Excluded Company Common Stock and Dissenting Shares, plus the aggregate number of Company RSU Awards with respect to which Closing Date RSU Consideration is required to be paid pursuant hereto.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by (if then appropriate) appropriate proceedings, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of applicable Law in the ordinary course of business with respect to amounts not yet due and payable or being contested in good faith, (c) any statutory Lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings, (d) non-exclusive licenses in Owned Intellectual Property granted in the ordinary course of business, (e) all easements, reservations, restrictions, covenants, conditions, rights-of-way and all other matters of record or minor title or survey exceptions and other similar restrictions, in each case, that are not violated by and would not materially impair or materially interfere with the continued use and operation of the Real Property to which they relate as currently used and operated, (f) Liens affecting the lessor or licensor with respect to a Leased Real Property, (g) Liens for existing Indebtedness reflected in the Company Disclosure Schedule or the Company Balance Sheet, and (h) Liens to be released on or prior to the Closing Date.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any taxable period starting before the Closing up to and including the Closing Date.
“Personal Data” means any information relating to an identified or identifiable natural person, where an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, social security number, driver’s license number, credit card number, passport number, customer or account number, location data, street address, telephone number, an online identifier, e-mail address, photograph, or to one or more factors specific to the physical, health, physiological, genetic, mental, economic, cultural or social identity of that natural person, or any other piece of information that allows the identification of a natural person, either alone or together with the foregoing information, regardless of the format or medium in which such information may be collected, stored, shared, and disclosed.
“PPP Loan” means the SBA Paycheck Protection Program Loan #26423771-10, issued to the Company on April 13, 2020
“PPP Loan Forgiveness Right” has the meaning given to such term in the PPP Loan Rights Agreement.
“PPP Loan Rights Agreement” means that certain PPP Loan Forgiveness Rights Agreement in the form attached hereto as Exhibit A.
“Real Property” means any Owned Real Property or Leased Real Property.
“Registered Intellectual Property” means the following items of Owned Intellectual Property: all patents, registered copyrights, registered trademarks and service marks, and Internet domain name registrations, and all applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“SBA” means the United States Small Business Administration.

“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” or “Subsidiaries” of Parent, the Company, the Surviving Corporation or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Superior Proposal” means a bona fide written Acquisition Proposal made by a Third Party which, in the good faith judgment of the Company Board, taking into account the various legal, financial, financing and regulatory aspects of the proposal and the Person making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction as contemplated by Section 5.4(d)).
“Tax Authority” means a Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Taxes.
“Tax Returns” means any report, return (including information return), claim for refund, election, estimated Tax filing or declaration required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means any and all taxes, assessments, fees, levies, duties, tariffs, imposts and other charges or fees in the nature of a tax (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and gains taxes and any liability or obligation under any applicable Law relating to escheat or unclaimed property.
“Third Party” means any Person other than the Company, Parent, Merger Sub and their respective Affiliates.
“U.S. Government” means any agency, department or contracting activity of the United States Government, including any subdivisions thereof.
Article 1.Terms Defined Elsewhere
. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.4(a)
“Alternative Debt Financing”	Section 5.11(e)
“Anti-Bribery/AML Laws”	Section 3.26(a)(i)
“Book-Entry Shares”	Section 2.1(a)
“CARES Act”	Section 3.19(k)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.1(a)
“Change of Board Recommendation”	Section 5.4(a)
“Claim”	Section 5.9(a)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Date RSU Consideration”	Section 2.2
“COBRA”	Section 3.11(d)
“Commitment Letters”	Section 4.8(a)
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.4(a)
“Company By-laws”	Section 3.2
“Company Certificate”	Section 3.2
“Company Common Stock”	Section 2.1(a)
“Company Cure Period”	Section 7.1(g)
“Company Disclosure Schedule”	Article 3
“Company Financial Advisor”	Section 3.22
“Company Form 10-K”	Section 3.2
“Company Intellectual Property”	Section 3.17(a)
“Company Material Contract”	Section 3.14
“Company Permits”	Section 3.6
“Company Persons”	Section 3.27(a)
“Company SEC Filings”	Section 3.7(a)
“Company Stockholder Meeting”	Section 5.2(c)
“Company Termination Fee”	Section 7.2(b)(i)
“Confidentiality Agreement”	Section 5.3(b)
“Debt Commitment Letters”	Section 4.8(a)
“Debt Financing”	Section 4.8(a)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.4
“Divestiture Action”	Section 5.5(d)
“Effective Time”	Section 1.3
“Electronic Delivery”	Section 8.15
“Equity Commitment Letters”	Section 4.8(a)

“Equity Financing”	Section 4.8(a)
“Employee Plan”	Section 3.11(a)
“Environmental Claims”	Section 3.21(a)
“Exchange Agent”	Section 2.3(a)
“Exchange Fund”	Section 2.3(a)
“Excluded Company Common Stock”	Section 2.1(b)
“Expense Reimbursement Obligation”	Section 7.2(b)(i)
“Financing”	Section 4.8(a)
“Guarantors”	Recitals
“Indemnification Expenses”	Section 5.9(a)
“Indemnified Parties”	Section 5.9(a)
“Investors”	Section 4.8(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.11(c)
“Non-U.S. Benefit Plan”	Section 3.11(a)
“Notice Period”	Section 5.4(d)
“Outside Date”	Section 7.1(b)
“Owned Intellectual Property”	Section 3.17
“Owned Real Property”	Section 3.16(a)
“Owner”	Section 3.16(a)
“Parent”	Preamble
“Parent Cure Period”	Section 7.1(h)
“Parent Subsidiary”; “Parent Subsidiaries”	Section 4.3(a)
“Parent Termination Fee”	Section 7.2(b)(iv)
“party”	Section 8.5(h)
“Pre-Closing Period”	Section 5.1
“Prohibited Party Lists”	Section 3.27(e)
“Proposed Changed Terms”	Section 5.4(d)(ii)
“Proxy Date”	Section 5.2(c)
“Proxy Statement”	Section 5.2(a)
“Real Property Leases”	Section 3.16(b)
“Regulatory Conditions”	Section 7.1(b)
“Required Company Stockholder Approval”	Section 3.23
“Required Financing Information”	Section 5.12(a)(v)
“Restricted Benefits”	Section 3.26(a)(i)
“Restricted Countries”	Section 3.27(e)
“RSU Consideration”	Section 2.2
“Solvent”	Section 4.9
“Sponsor Guaranty”	Recitals

“Support Agreements”	Recitals
“Surviving Corporation”	Section 1.2
“Tenant”	Section 3.16(b)
“Terminating Company Breach”	Section 7.1(g)
“Terminating Parent Breach”	Section 7.1(h)

Section 8.5    Definitional and Interpretative Provisions.

a.Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

b.Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

c.The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

d.Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

e.The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

f.All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

g.All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

h.The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

i.Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

j.An item shall be considered “made available” (or other similar phrase) to Parent if such item has been made available for viewing by Parent in the electronic data room established by the Company in connection with the transactions contemplated by this Agreement after the date of the Confidentiality Agreement and prior to the date hereof.

Section 8.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or similar governing body) at any time prior to the Effective Time; provided, however, that, after receipt of the Required Company Stockholder Approval, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Section 5.11, Section 5.12, Section 5.17, Section 7.2, Section 7.3, Section 8.8, Section 8.9, Section 8.10, Section 8.11, and Section 8.13 shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by the Debt Financing Sources. This Section 8.8 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

Section 8.9    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein; provided, however, that after receipt of the Required Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Section 5.11, Section 5.12, Section 5.17, Section 7.2 (with respect to the last paragraph thereof), Section 7.3, Section 8.8, Section 8.9, Section 8.10, Section 8.11, and Section 8.13 may not be waived in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. This Section 8.8 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

Section 8.10    Assignment. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement or otherwise, each of Parent and Merger Sub and the Surviving Corporation may assign any of its rights, but not its obligations, under this Agreement to any of the Debt Financing Sources as collateral security. This Section 8.10 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

Section 8.11    Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the Exhibits and Company Disclosure Schedule and the other documents delivered pursuant hereto) together with the Ancillary Agreements, Confidentiality Agreement, the Sponsor Guaranty and the Equity Commitment Letter contain all of the terms, conditions and representations and warranties agreed to by the parties hereto relating to the subject matter of this Agreement and constitute the entire agreement and understanding of the parties hereto with respect to the matters herein and therein and supersede all prior agreements and understandings on such matters. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, including any prior letter agreements, expense reimbursement obligations or other similar agreements or understandings entered into prior to the date hereof, each of which each party hereby agrees, on behalf of itself and its Affiliates, are terminated and of no further force or effect. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. Except in the case of fraud, (i) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Merger or the other transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract only; and (ii) the parties hereto hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. The provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and, except (a) as provided in Section 5.9 (which will be to the benefit of the Persons referred to in such Section), (b) following the Effective Time, the rights of Company’s stockholders to receive the Merger Consideration, and (c) as provided in Section 5.17, Section 7.2, Section 7.3, Section 8.8, Section 8.9, Section 8.10, Section 8.11, and Section 8.13 (which will be to the benefit of the Persons referred to in such Sections). This Section 8.11 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

Section 8.12    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.13    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

a.This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Notwithstanding anything to the contrary contained in this Agreement or otherwise, any disputes involving the Debt Financing Sources (and/or any of their respective Affiliates and/or Representatives) shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles. This Section 8.13 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

b.Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding anything to the contrary contained in this Agreement or otherwise, each of the parties agrees that it will not bring or support any Action (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Sources (and/or any of their respective Affiliates and/or Representatives) in any way relating to this Agreement, the Debt Financing, the Debt Documents, or the transactions contemplated hereby or thereby in any forum other than the state courts located in the Borough of Manhattan, State of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). This Section 8.13 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

c.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (I) IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND (II) IN RESPECT OF ANY ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) AGAINST ANY OF THE DEBT FINANCING SOURCES (AND/OR ANY OF THEIR RESPECTIVE AFFILIATES AND/OR REPRESENTATIVES) IN ANY WAY RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(c). THIS SECTION 8.13 IS INTENDED TO BE FOR THE BENEFIT OF, AND SHALL BE ENFORCEABLE BY, THE DEBT FINANCING SOURCES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

Section 8.14    Fees and Expenses. Subject to Section 7.2(a) of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Section 8.15    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.16    Specific Performance.

a.The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in this Section 8.16(a) and Section 8.16(b), (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. The Company’s and Parent’s pursuit of specific performance at any time (A) will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud and (B) will not restrict, impair or otherwise limit Parent or the Company from, in the alternative and as applicable, seeking to terminate the Agreement and collect the Company Termination Fee (or enforce the Expense Reimbursement Obligation) or the Parent Termination Fee, as applicable, pursuant to Article 7; provided, however, that in no event will such Persons be permitted or entitled to receive both a grant of an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity, on the one hand, and payment of any monetary damages whatsoever or the payment of all or a portion of the Company Termination Fee (and satisfaction of the Expense Reimbursement Obligation) or the Parent Termination Fee, as applicable, on the other hand.
b.Notwithstanding anything herein (including Section 8.16(a)) or in the Equity Commitment Letter or the Sponsor Guaranty to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to enforce or seek to enforce specifically Parent’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent to consummate the Merger or the other transactions contemplated hereby in accordance with the terms of this Agreement only if: (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been (and continue to be) satisfied (or have been waived) at the time when the Closing should have occurred pursuant to Section 1.1; (ii) the Debt Financing has been funded or will be funded at the Closing upon the funding of the Equity Financing; (iii) the Company has notified Parent in writing that it is ready, willing and able to consummate the Closing if the Equity Financing and the Debt Financing are funded, and such notice has not been revoked; and (iv) Parent and Merger Sub have failed to consummate the Merger by the date the Merger should have occurred pursuant to Section 1.1.
Section 8.17    Company Disclosure Schedule. The parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 8.18    No Limitation. It is the intention of the parties hereto that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants, obligations, agreements and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant, obligation, agreement and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
Section 8.19    Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the covenants, obligations, agreements, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such covenants, obligations, agreements, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Parent:

ZEPHYR PARENT, INC.

By: /s/ DANIEL ALLEN
Name: Daniel Allen
Title: President

Merger Sub:

ZEPHYR MERGER SUB, INC.

By: /s/ DANIEL ALLEN
Name: Daniel Allen
Title: President

Company:

ZAGG INC

By: /s/ CHRIS AHERN
Name: Chris Ahern
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

FORM OF
PPP LOAN FORGIVENESS RIGHTS AGREEMENT
    This PPP Loan Forgiveness Rights Agreement, dated as of [●], 2021 (this “Agreement”) is entered into by and between ZAGG Inc, a Delaware corporation (the “Company”) and [●], as rights agent (the “Rights Agent). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Zephyr Parent, Inc., a Delaware corporation (“Parent”), Zephyr Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of December 10, 2020, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent; and
WHEREAS, in accordance with the Merger Agreement and this Agreement, each holder of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than in respect of any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) of the Merger Agreement or any Dissenting Shares) and each holder of Company RSU Awards outstanding immediately prior to the Effective Time, is entitled to receive, as Additional Merger Consideration, contractual contingent rights (the “PPP Loan Forgiveness Rights”) to receive a cash payment contingent upon the satisfaction of certain conditions related to the U.S. Small Business Administration Paycheck Protection Program Loan #26423771-10, issued to the Company on April 13, 2020 (the “PPP Loan”); and
WHEREAS, concurrently with the execution hereof, the Company has deposited with KeyBank, N.A. an amount in cash equal to the outstanding principal amount of, and all accrued interest on, the PPP Loan as of the date hereof, which funds will be held by the Lender in a segregated, non-interest bearing account.
NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions referred to above, the parties hereto covenant and agree, for the equal and proportionate benefit of all Persons in whose name PPP Loan Forgiveness Rights are registered in the Register (each, a “Holder”, and collectively, the “Holders”), as follows:
Article I.
PPP LOAN FORGIVENESS RIGHTS
Section 1.1    Issuance of PPP Loan Forgiveness Rights. The PPP Loan Forgiveness Rights shall be issued at the Effective Time as set forth in the Merger Agreement. The registration on the books and records of the Company and the administration of the PPP Loan Forgiveness Rights shall be completed in accordance with this Agreement.
Section 1.2    Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the PPP Loan Forgiveness Rights in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

|US-DOCS\118476668.8||

Section 1.3    Nontransferable; Expiration.
a.The PPP Loan Forgiveness Rights may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than transfers (i) by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust where the PPP Loan Forgiveness Rights are to be passed to beneficiaries upon the death of the trustee, (iii) pursuant to a court order (such as in connection with divorce, bankruptcy or liquidation), (iv) by operation of law (including a consolidation or merger), or in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other entity which is the holder thereof, or (v) in the case of PPP Loan Forgiveness Rights payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company (“DTC”) (collectively, “Permitted Transfers”). Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of PPP Loan Forgiveness Rights, in whole or in part, in violation of this Section 1.3, shall be void ab initio and of no effect.

b.To the extent the conditions to payment of the PPP Loan Forgiveness Rights have not been satisfied as of December 31, 2022 (the “Expiration Date”), the PPP Loan Forgiveness Rights shall expire on such date and shall thereafter be of no force or effect (except solely as necessary to pay amounts payable hereunder that arise on or prior to the Expiration Date).

Section 1.4    No Equity or Ownership Interest; No Certificates, Voting, Dividends or Interest. The PPP Loan Forgiveness Rights will not represent any equity or ownership interest in the Company or any of its Affiliates, in any constituent company to the Merger, or in any other Person and will not be represented by any certificates or other instruments. The PPP Loan Forgiveness Rights will not have any voting or dividend rights, and no interest shall accrue on any amounts payable on the PPP Loan Forgiveness Rights to any Holder.
Section 1.5    Registration; Registration of Transfer; Change of Address.
a.The Company shall furnish or cause to be furnished to the Rights Agent the name, address, Tax Identification Number, and number of PPP Loan Forgiveness Rights of each Holder within five (5) Business Days of the Closing. The Rights Agent shall keep a register (the “Register”) for the registration of PPP Loan Forgiveness Rights in a book-entry position for each Holder. The Register shall set forth the name, address, and number of PPP Loan Forgiveness Rights of each Holder. The Rights Agent is hereby initially appointed “Registrar” for purposes of registering PPP Loan Forgiveness Rights and Permitted Transfers of PPP Loan Forgiveness Rights as herein provided; provided that any successor Rights Agent appointed pursuant to Section 2.2 shall automatically be deemed to be the successor Registrar.
b.Subject to the restrictions set forth in Section 1.3, every request made to transfer a PPP Loan Forgiveness Right must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to the Company and the Registrar, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative, or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written
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notice, the Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the PPP Loan Forgiveness Rights in the Register. The Company and the Rights Agent may require payment from the transferor of a sum sufficient to cover any Tax that is imposed in connection with any such registration of transfer. Neither the Rights Agent nor the Registrar shall have any duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable Taxes unless and until the Rights Agent and Registrar are satisfied that all such Taxes have been paid. All duly transferred PPP Loan Forgiveness Rights registered in the Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a PPP Loan Forgiveness Right shall be valid until registered in the Register, and any transfer not duly registered in the Register will be void ab initio.
c.A Holder may make a written request to the Registrar to change such Holder’s address of record in the Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Registrar shall promptly record the change of address in the Register. The Rights Agent shall provide a copy of the Register to the Company upon request.
Section 1.6    Ability to Abandon. Notwithstanding anything to the contrary contained herein, a Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a PPP Loan Forgiveness Right by written notice to the Rights Agent and the Company.
Section 1.7    Payments.
a.Payment of the PPP Loan Forgiveness Rights is subject to the receipt by the Company on or prior to the Expiration Date of (i) written confirmation from the U.S. Small Business Administration that the U.S. Small Business Administration’s audit of the PPP Loan has been satisfactorily completed and (ii) written confirmation from the U.S. Small Business Administration and KeyBank, N.A. of forgiveness of all, or a portion, of the amounts outstanding under the PPP Loan. No later than three (3) Business Days after the satisfaction of the conditions set forth in the immediately preceding sentence, the Company shall deliver to the Rights Agent (by wire transfer of immediately available funds) an aggregate amount equal to (x) the amount of the PPP Loan that is being (or has been) forgiven, minus (y) the sum of (A) the reasonable out-of-pocket costs and expenses incurred by the Company and its Affiliates following the Closing in applying for forgiveness of the PPP Loan, plus (B) the reasonable out-of-pocket costs and expenses incurred by the Company and its Affiliates in connection with any audit of the PPP Loan, plus (C) the fees and expenses of the Rights Agent (such aggregate amount, the “Additional Merger Consideration”). No later than five (5) Business Days after receipt of the Additional Merger Consideration from the Company, the Rights Agent shall pay to each Holder, an amount equal to (i) the Additional Merger Consideration divided by (ii) the total number of PPP Loan Forgiveness Rights outstanding as reflected on the Register at the time of such payment, multiplied by (iii) the number of PPP Loan Forgiveness Rights held by such Holder. Each such payment shall be rounded to the nearest whole cent and shall be made by delivery of a check in the required amount mailed to the address of each Holder as reflected in the Register on the date such checks are mailed.
b.The Company’s obligation to pay amounts to the Rights Agent hereunder, and the Rights Agent’s obligation to pay the applicable amount to the Holders, shall be conditioned on no court or other
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Governmental Entity having enacted, issued, promulgated, enforced or entered any order that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon such payment, and the payment otherwise being lawful.
c.Any funds that remain undistributed to the Holders as of June 30, 2023 (whether as the result of any check not having been cashed, the inability of the Rights Agent to deliver any check to any Holder, or for any other reason) shall be delivered to the Company by the Rights Agent, and upon demand, any Holder who has not theretofore received cash in exchange for such Holder’s PPP Loan Forgiveness Rights shall thereafter look only to the Company for payment of such Holder’s claim therefor. No interest shall be paid with respect to any amount payable to any Holder. Notwithstanding any other provisions of this Agreement, any portion of the Additional Merger Consideration that remains unclaimed immediately prior to such time as such funds would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.
d.The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, however, that in determining the required amount to be withheld, the Rights Agent will give effect to any properly presented form (e.g., Form W-8 or W-9 as applicable) eliminating or reducing the amount required to be withheld. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
e.Following the Closing, the Company shall use its commercially reasonable efforts to obtain forgiveness of the PPP Loan and cooperate with the U.S. Small Business Administration’s audit of the PPP Loan and to otherwise satisfy the conditions in Section 1.7(a) prior to the Expiration Date. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to timely comply with all deadlines, requests, inquiries and similar items with respect to any such audit or application for forgiveness of the PPP Loan.
Article II.
THE RIGHTS AGENT
Section 2.1    Certain Duties, Responsibilities and Rights of the Rights Agent.1
a.The Rights Agent may consult at any time with legal counsel satisfactory to it, and the Rights Agent shall incur no liability or responsibility to the Company in respect of any action taken or not taken in connection with this Agreement, except to the extent of its gross negligence, bad faith, willful misconduct, or fraud.
b.Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be provided or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and
1 Note to Draft: Subject to review and approval of the Rights Agent.
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established by a certificate signed by the Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, or one of the Vice Presidents of the Company delivered to the Rights Agent, and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.
c.The Company agrees to pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement (as agreed by the Company and the Rights Agent on the date hereof by separate written agreement), to reimburse the Rights Agent for all expenses, Taxes (other than income Taxes), and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel) in the performance of its duties under this Agreement, and to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of the Rights Agent’s gross negligence, bad faith, willful misconduct, or fraud.

d.The Rights Agent will not incur any liability or responsibility to the Company for any action taken in reliance on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably and in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 2.2    Resignation and Removal of the Rights Agent; Appointment of Successor.

a.The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed.

b.The Company shall have the right to remove the Rights Agent or any successor Rights Agent at any time by giving the Rights Agent or successor Rights Agent thirty (30) days’ written notice.

c.If the Rights Agent shall resign, be removed, or become incapable of acting, the Company shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 2.2(c), become the successor Rights Agent.

d.If a successor Rights Agent has not been appointed and accepted such appointment by the end of the thirty (30) day period specified in this Section 2.2, the Rights Agent may apply to a court of competent jurisdiction for the appointment of a successor Rights Agent. Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of all relevant books and records relating thereto, become the Rights Agent hereunder. Upon delivery of all of the relevant books and records pursuant to the terms of this Section 2.2 to a successor Rights Agent, the Rights Agent shall thereafter (but not before) be discharged from any further obligations hereunder. The Rights Agent is hereby authorized, in any and all events, to
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comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered, or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.

e.Any successor Rights Agent appointed hereunder shall execute, acknowledge, and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all of the rights, powers, trusts, and duties of the retiring Rights Agent; provided that, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all of the rights, powers, and trusts of the retiring Rights Agent.

Article III.

GENERAL PROVISIONS

Section 3.1    Notice.

a.Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by e-mail of a pdf attachment (but only if promptly followed by transmittal by another method described in this Section 3.1; which, for the avoidance of doubt, may include e-mail of a pdf attachment if the initial notice is given by facsimile or by facsimile if the initial notice is given by e-mail of a pdf attachment) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company:

ZAGG Inc.
910 West Legacy Center Drive, Suite 500
Midvale Utah

Attention: General Counsel
Email: abby.barraclough@zagg.com

with a copy to:

Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, California 92626

Attention: James W. Loss and Randall J. Wood
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Email: jim.loss@morganlewis.com and randy.wood@morganlewis.com

If to the Rights Agent:
[_________]
[_________]
Attention: [_________]
Email: [_________]

b.Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 3.2        Amendments.

a.Without the consent of any Holders, the Company and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes only: (i) to evidence the succession of another Person selected in accordance with Section 2.2 as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein; (ii) to add to the covenants of the Company such further covenants, restrictions, conditions, or provisions as the Company and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any respect; (iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the Holders in any respect; or (iv) as necessary to ensure that the PPP Loan Forgiveness Rights are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

b.With the consent of Holders holding a majority of the outstanding PPP Loan Forgiveness Rights, the Company and the Rights Agent may enter into one or more amendments hereto to add, eliminate, or change any provisions of this Agreement, even if such addition, elimination, or change is in any way adverse to the interests of the Holders.

c.Promptly after the execution of any amendment pursuant to the provisions of this Section 3.2, the Company shall mail or cause the Rights Agent to mail a notice thereof by first-class mail to the Holders at their addresses in the Register setting forth in general terms the substance of such amendment.

Section 3.3    Assignment; Successors and Assigns. Except for assignments occurring by operation of law, the Company shall not, in whole or in part, assign any of its obligations under this
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Agreement. All covenants and agreements in this Agreement by any party hereto shall bind its successors and assigns, whether so expressed or not.

Section 3.4    Benefits of this Agreement. Each Holder shall be an intended third party beneficiary of this Agreement and shall be entitled to specifically enforce the terms hereof. Nothing in this Agreement, express or implied, shall give to any other Person (other than the Holders, parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy, or claim under this Agreement or under any covenant or provision contained herein.
Section 3.5    Governing Law and Venue; Waiver of Jury Trial.
a.This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.
b.Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 3.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
c.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.5(c).
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Section 3.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 3.7    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 3.8    Entire Agreement. This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties hereto with respect to the PPP Loan Forgiveness Rights and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the PPP Loan Forgiveness Rights. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.
COMPANY:

ZAGG INC

By:
Name:
Title:

RIGHTS AGENT:

[●]

By:
Name:
Title:

[Signature Page to PPP Loan Forgiveness Rights Agreement]